Exhibit 99.4

Excerpts from the Form S-4 (333-215162) filed with the SEC on February 7, 2017

MANAGEMENT OF HOLDCO AFTER THE BUSINESS COMBINATION

Directors and Executive Officers

Pursuant to the terms of the Transaction Agreement, Pace and Playa are required to use their reasonable best efforts and take all necessary action so that certain persons are elected or appointed, as applicable, to the positions of officers and directors of Holdco until their successors are duly elected or appointed and qualified in accordance with applicable law. In addition, pursuant to the Shareholder Agreement, as of the closing of the Business Combination, the Holdco Board will consist of ten directors, including Bruce D. Wardinski, as the initial CEO Director, three Pace Directors, two Cabana Directors and one Hyatt Director. Following the expiration of the initial one-year term, Pace Sponsor, Hyatt and Cabana will continue to have certain rights to designate directors based on their respective ownership of outstanding Holdco Shares. In this regard, the directors and executive officers of Holdco following the consummation of the Business Combination will be as follows:

Name	Age	Position
Bruce D. Wardinski	56	Director, Chairman and Chief Executive Officer
Paul Hackwell	36	Director
Stephen G. Haggerty	49	Director
Daniel J. Hirsch	43	Director
Hal Stanley Jones	64	Director
Thomas Klein	54	Director
Elizabeth Lieberman	66	Director
Stephen L. Millham	48	Director
Karl Peterson	46	Director
Arturo Sarukhan	53	Director
Alexander Stadlin	63	Chief Operating Officer
Larry K. Harvey	52	Chief Financial Officer
Kevin Froemming	54	Chief Marketing Officer
David Camhi	44	General Counsel

Each of the Holdco directors, other than Mr. Wardinski, the Chairman and Chief Executive Officer, will serve as a non-executive director of the Holdco Board. In addition, Ms. Elizabeth Lieberman will serve as the Lead Independent Director of the Holdco Board. Each of the Holdco directors will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death.

Directors

Bruce D. Wardinski has served as Playa’s Chief Executive Officer and a director since August 2013 and previously served on the board of directors of Playa’s prior parent. In 2006, Mr. Wardinski founded Playa’s prior parent and served as its Chief Executive Officer and Chairman of its board of directors from May 2006 to August 2013. From June 2002 to December 2010, Mr. Wardinski served as Chief Executive Officer of Barceló Crestline and served as founding chairman of Playa’s board of directors. From 1998 to 2002, Mr. Wardinski was Chairman, President and Chief Executive Officer of Crestline Capital Corporation (NYSE: CLJ). Mr. Wardinski served as a member of the Executive Commission of Barceló Corporación Empresarial of Palma de Mallorca, Spain from 2004 to 2010. Mr. Wardinski was Senior Vice President and Treasurer of Host Marriott Corporation (NYSE: HMT), a hotel asset management company, from 1996 to 1998. Before this appointment, he served in various other capacities with Host Marriott and Marriott Corporation from 1987 to 1996. In 2003, Mr. Wardinski formed Highland Hospitality Corporation (NYSE: HIH), where he served as Chairman of its board of directors until the sale of the company in 2007. Prior to joining Host Marriott and Marriott Corporation, Mr. Wardinski worked for Price Waterhouse (now PricewaterhouseCoopers) in Washington D.C., and Goodyear International in Caracas, Venezuela. Mr. Wardinski graduated with honors from the University of Virginia with a Bachelor of Science in Commerce and from the Wharton School of Business with an MBA in Finance. Mr. Wardinski was a founding member and currently serves as Chairman of the ServiceSource Foundation, a not-for-profit advocacy group representing people with disabilities. In addition, Mr. Wardinski serves on the boards of directors of DiamondRock Hospitality (NYSE: DRH), the Wolf Trap Foundation for the Performing Arts, the George Mason University Foundation, Inc. and the Board of Advisors of the College of Business at James Madison University. Mr. Wardinski’s significant expertise in the lodging industry and his role as Playa’s Chief Executive Officer led us to conclude that he should serve on the Holdco Board.

Paul Hackwell is a Principal at TPG Capital based in San Francisco, where he leads the Travel & Leisure group and helps lead TPG’s investment activities in the Retail group. Paul joined TPG in 2006 and is a Director of Arden Group, AV Homes, Life Time Fitness, and Viking Cruises. Previously, he was a Director at Aptalis Pharma and involved in TPG’s investment in Adare Pharmaceuticals, Norwegian Cruise Line, and Taylor Morrison. Paul holds an AB Summa Cum Laude from Princeton University, an MPhil from the University of Oxford, where he was a Keasbey Scholar, and an MBA from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Hackwell’s travel industry expertise led us to conclude that he should serve on the Holdco Board.

Stephen G. Haggerty has served as a director since 2013. Mr. Haggerty was appointed to Playa’s board of directors by the binding nomination of Hyatt pursuant to the terms of that certain investors agreement between Playa and its initial shareholders. Mr. Haggerty has served as the Global Head of Capital Strategy, Franchising and Select Service of Hyatt since August 2014. Mr. Haggerty is responsible for implementing Hyatt’s overall capital and franchising strategy and overseeing Hyatt’s select service business. Prior to assuming his current role, Mr. Haggerty was the Executive Vice President and Global Head of Real Estate and Capital Strategy for Hyatt from October 2012. In this role, Mr. Haggerty was responsible for implementing Hyatt’s overall capital strategy, mergers and acquisitions and related transactional activity, hotel and joint venture asset management, project management, and strategic oversight and transactional support to Hyatt’s development professionals around the world. He joined Hyatt in 2007 as Global Head-Real Estate and Development, where he was responsible for Hyatt’s global development, including global feasibility and development finance, corporate transactions, and global asset management. Prior to joining Hyatt, Mr. Haggerty spent 13 years serving in several positions of increasing responsibility with Marriott International, a NASDAQ-listed hotel operator, franchisor and licensor (NASDAQ: MAR), most recently in London as Senior Vice President, International Project Finance and Asset Management for Europe, Africa and the Middle East from 2005 to 2007. Prior to this position, Mr. Haggerty served as Marriott’s Senior Vice President of Global Asset Management and Development Finance and previously lived in Asia for nine years holding a variety of roles relating to development at Marriott. Mr. Haggerty holds a Bachelor of Science degree from Cornell University’s School of Hotel Administration. Mr. Haggerty’s extensive experience, in particular in strategic planning and asset management, in the lodging industry led us to conclude that he should serve on the Holdco Board.

Daniel J. Hirsch has served as a director since 2013 and previously served on the board of directors of Playa’s prior parent from June 2011 to August 2013. Mr. Hirsch was appointed to Playa’s board of directors by the binding nomination of Cabana pursuant to the terms of that certain investors agreement between Playa and its initial shareholders. Mr. Hirsch currently serves as a consultant to FCM with respect to its investment in Playa. Mr. Hirsch joined Farallon Partners, L.L.C. (“FP”) and FCM (and, collectively with its affiliates, exclusive sub-advisors and the funds and accounts managed thereby, “Farallon”) in 2003, was a Managing Director from 2007 to 2009, and was a Managing Member, Real Estate, from 2009 through December 2016. Previously, Mr. Hirsch worked as an associate in the San Francisco office of the law firm Covington & Burling. In addition, Mr. Hirsch serves on the board of Tedi Discount Tekstil Magazacilik Anomin Sirketi. Mr. Hirsch graduated from Yale Law School with a J.D., and Summa Cum Laude with a Bachelor of Arts in Law, Jurisprudence and Social Thought from Amherst College. Mr. Hirsch’s investment management experience led us to conclude that he should serve on the Holdco Board.

Hal Stanley Jones has served as a director since 2013. Mr. Jones currently serves as Chief Financial Officer of Graham Holdings Company (NYSE: GHC), a diversified education and media company. From 1989 until 2013, Mr. Jones worked in various capacities at The Washington Post Company (NYSE: WPO), an American daily newspaper, the most widely circulated newspaper published in Washington, D.C. From January 2009 to September 2013, he served as the Senior Vice President-Finance and Chief Financial Officer. From January 2008 to December 2009 he served as the President and Chief Executive Officer of Kaplan Professional, a subsidiary of The Washington Post Company. From 2003 to 2006 he served as the Chief Operating Officer of Kaplan International, a subsidiary of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Jones worked for Price Waterhouse (now PricewaterhouseCoopers) from 1977 to 1988. In addition, Mr. Jones serves on the board of directors of Studio Theatre, a non-profit organization in Washington, D.C. Mr. Jones received a Bachelor of Arts in Political Science from the University of Washington and an MBA in Finance from the University of Chicago Graduate School of Business. Mr. Jones’ experience as the chief financial officer of a public company led us to conclude that he should serve on the Holdco Board.

Tom Klein is the former president and CEO of Sabre Corporation, a technology solutions provider to the global travel and tourism industry headquartered in Southlake, Texas. Sabre provides a broad suite of innovative technology to airlines, hotels, travel agencies and travel management organizations. He retired from Sabre at the end of December 2016 following 28 years with the company. Prior to taking the helm of Sabre as President in 2010 and additionally as CEO in 2013, Mr. Klein served in a number of leadership roles at Sabre, including group president of Sabre Travel Network and Sabre Airline Solutions. His first role with Sabre was leading a Sabre joint venture in Mexico. Before joining Sabre, Mr. Klein held sales, marketing, and operations roles at American Airlines and Consolidated Freightways, Inc. In 2006 and 2007, he was recognized by Business Travel News as one of the industry’s “25 Most Influential Executives.” Mr. Klein serves on the board of directors of Cedar Fair Entertainment. He also sits on the board of trustees at Villanova University. In 2010, he was appointed to the board of directors of Brand USA by the U.S. Secretary of Commerce and currently serves as chair of the board. He was previously a member of the executive committee for the World Travel &

Tourism Council (2009-2016) and was appointed to the U.S. President’s Advisory Council for Doing Business in Africa. Mr. Klein earned his Bachelor of Science degree in business administration from the Villanova School of Business in 1984. Mr. Klein’s travel technology industry expertise and leadership experience make him a valuable asset to the Holdco Board.

Elizabeth Lieberman was previously identified as a director nominee to the Playa board of directors and has attended Playa board meetings since March 2015. Ms. Lieberman has an extensive background in the hospitality industry, and served as Senior Vice President, Corporate Secretary and General Counsel of Crestline Hotels & Resorts, Inc. (“Crestline Hotels”) and Barceló Crestline from 2004 until retiring in 2006. She provided consulting services to Crestline Hotels during 2006 to 2008, and returned as Executive Vice President, Corporate Secretary and General Counsel in 2009 until her retirement in 2012. As General Counsel at Crestline Hotels, she provided a hands-on approach to executive leadership and legal oversight of corporate, finance, owner relations and hotel operations matters. Prior to her appointment as General Counsel in 2004, she served as Associate General Counsel for Crestline Hotels and Barceló from 2002 to 2004, and Crestline Capital Corporation from 1998 to 2002, prior to its acquisition by Barceló. Ms. Lieberman was an Assistant General Counsel at Host Marriott, heading up the law department’s asset management division, from 1995 until the spin-off of Crestline Capital Corporation by Host Marriott in 1998. Before joining Host Marriott, she served as attorney on the hotel acquisitions/development and hotel operations legal teams at Marriott International (formerly known as Marriott Corporation) from 1988 to 1995. Prior to joining Marriott, Ms. Lieberman worked at the Washington D.C. law firm of Cleary Gottlieb Steen & Hamilton from 1985 to 1988. Ms. Lieberman earned a B.S. degree in Sociology from Nebraska Wesleyan University in Lincoln, Nebraska, and a J.D. from The Catholic University of America, Columbus School of Law in Washington, D.C. She is a member of the Washington, D.C. Bar Association. Ms. Lieberman’s experience as general counsel in the lodging industry led us to conclude that she should serve on the Holdco Board. Since her selection for appointment, Ms. Lieberman has attended Playa’s board of directors meetings and has received an annual cash retainer of $60,000 as if she were already appointed to Playa’s board of directors.

Stephen L. Millham has served as a director since 2013 and previously served on the board of directors of Playa’s prior parent from May 2006 to August 2013. Mr. Millham was appointed to Playa’s board of directors by the binding nomination of Cabana pursuant to the terms of that certain investors agreement between Playa and its initial shareholders. Mr. Millham joined FP and FCM in 1993, was named a Managing Member in 1997, and became co-head of the Real Estate Group in 2000. He co-headed the group until his retirement in 2012, and he continues to advise FP and FCM. Before joining FP and FCM, Mr. Millham worked as an acquisitions associate for JMB Institutional Realty Corporation, a real estate investment advisor, where he purchased real estate assets on behalf of institutional investors. Mr. Millham graduated from Stanford University with a Bachelor of Arts in Economics. Mr. Millham’s investment management experience led us to conclude that he should serve on the Holdco Board.

Karl Peterson has served as the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of Holdco since January 2017 and as President and CEO of Pace Holdings since its inception. Mr. Peterson is a Senior Partner of TPG and is the Managing Partner of TPG Permanent Capital Solutions. From 2010-2016 he was Managing Partner of TPG Europe LLP and sits on the Executive Committee of TPG. Since joining TPG in 2004, Mr. Peterson has led investments for TPG in technology, media, financial services and travel sectors. Prior to 2004, he was a co-founder and the president and chief executive officer of Hotwire.com, a disruptive travel distribution company. He led the business from its launch through its sale to IAC/ InterActiveCorp for $685 million in 2003. Before founding Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson currently serves on the board of Sabre Corporation, Caesars Acquisition Company, Victoria Plum Ltd, TSL Education Group Ltd. and Saxo Bank A/S. Mr. Peterson also served on the board of Caesars Entertainment Corporation from 2008 to 2013 and Norwegian Cruise Line Holdings Ltd. from 2008 to 2016. Mr. Peterson is a graduate of the University of Notre Dame, where he earned a Bachelor’s of Business Administration Degree with High Honors. Mr. Peterson’s significant investment and financial expertise make him well-qualified to serve as a director of the Holdco Board.

Arturo Sarukhan was previously identified as a director nominee to the Playa board of directors and has attended Playa board meetings since May 2015. Since April 2014, Mr. Sarukhan has served as President of Sarukhan & Associates LLC. Mr. Sarukhan was the Chairman of Global Solutions, a strategy consulting firm, from 2013 to 2014, and prior to this he was a career Mexican diplomat, recently serving as Mexican Ambassador to the United States from 2007 to 2013. Mr. Sarukhan previously served as Mexico’s Consul General from 2003 to 2006, was the foreign policy coordinator of Felipe Calderon’s presidential campaign and transition team in 2006 and was designated chief of Policy Planning to Mexico’s secretary of Foreign Affairs from 2000 to 2003. Prior to this, Mr. Sarukhan served in the Embassy of Mexico to the United States, where he was in charge of the embassy’s Office of Antinarcotics from 1995 to 2000 and served as the Mexican ambassador’s chief of staff from 1993 to 1995, during the NAFTA negotiations. In 1991, he served as the deputy assistant secretary for Inter-American Affairs, representing Mexico at the Agency for the Prohibition of Nuclear Weapons in Latin America and the Caribbean and from 1988 to 1989, Mr. Sarukhan served as the executive secretary of the Commission for the Future of Mexico-U.S. Relations, a non-governmental initiative funded by the Ford Foundation created to recast the relationship between the two countries. Mr. Sarukhan is a director of the Inter-American Dialogue, the Americas Society, Aid for Aids International and The Washington Performing Arts Society. Mr. Sarukhan graduated from El Colegio de México with a Bachelor’s of Arts degree in International Relations and received a Master’s degree in U.S. Foreign Policy at the School of Advanced International Studies of Johns Hopkins University, where he studied as a Fulbright scholar and Ford Foundation Fellow. Mr. Sarukhan has also taught several courses at the Instituto Tecnológico Autónomo de México, the National Defense College, the Inter-American Defense College and the National Defense University of the United States. Mr. Sarukhan’s diplomatic experience, negotiation skills and in-depth knowledge of the tourism sector in Mexico, Latin America and the Caribbean leads us to the conclusion that he should serve on the Holdco Board. Since his selection for appointment, Mr. Sarukhan has attended Playa’s Board meetings and has received an annual cash retainer of $60,000 as if he were already appointed to the Holdco Board.

Officers

A brief biography of each of Holdco’s executive officers (other than Mr. Wardinski) is set forth below. Please see the section entitled “— Directors” above for information about Mr. Wardinski, who will serve as Holdco’s Chairman and Chief Executive Officer.

Alexander Stadlin has served as Playa’s Chief Operating Officer since January 2013 and has also served as Chief Executive Officer of Playa’s subsidiary, Playa Management, since November 2013. Mr. Stadlin joined Playa’s prior parent in May 2008 as Senior Vice President of Asset Management and was promoted to his current position as Chief Operating Officer in January 2013. During his tenure with Playa and Playa’s prior parent, Mr. Stadlin has played a key role in the expansion and repositioning of the portfolio including: development of the 619-room Hyatt Ziva Los Cabos which reopened in 2009 as Barceló Los Cabos and was rebranded in late 2013, the brand repositioning of Dreams La Romana and Dreams Palm Beach in the Dominican Republic, as well as the expansion, renovation and rebranding of the former 378-room Dreams Cancún into the 547-room Hyatt Ziva Cancún. In addition to leading major expansion, renovation and repositioning projects, Mr. Stadlin is responsible for the day-to-day oversight of the operations of the business. Prior to joining Playa’s prior parent, Mr. Stadlin served as Vice President for Latin America at Marriott International, where he increased Marriott’s presence in the region by 21 hotels in seven years. During his 33-year tenure at Marriott International, Mr. Stadlin held numerous international management positions in the UK, Germany and Mexico, as well as throughout the Middle East and Africa. Mr. Stadlin graduated with a Bachelor of Science from the School of Hotel Administration at Cornell University in 1975. In 2007, Mr. Stadlin attended the Executive Program in Strategy and Organization at Stanford University. Mr. Stadlin has won numerous industry accolades, and is active in the lodging community. He served as Chairman of the Polanco Hotel Association and was a member of the board of the Mexican Hotel Association and of the American Chamber of Commerce.

Larry K. Harvey has served as Playa’s Chief Financial Officer since April 2015. Mr. Harvey has an extensive background in hospitality ownership, operations and capital market transactions. Most recently, Mr. Harvey served as Executive Vice President of Host Hotels and Resorts, a lodging real estate investment trust, from May 2013 to July 2013, and as Executive Vice President and Chief Financial Officer of Host Hotels and Resorts from November 2007 to May 2013. Prior to serving as Chief Financial Officer, he served as Treasurer (September 2007 to November 2007), Chief Accounting Officer (February 2006 to September 2007) and Corporate Controller (February 2003 to February 2006) at Host Hotels and Resorts. Mr. Harvey began his career with Price Waterhouse (now PricewaterhouseCoopers). He holds a Bachelor of Science in Accounting from Virginia Tech where he graduated Magna Cum Laude. He serves on the board of directors of American Capital Agency Corp. (NASDAQ: AGNC) and American Capital Senior Floating, Ltd. (NASDAQ: ACSF), and is the Audit Committee Chairman of each board.

Kevin Froemming has served as Playa’s Chief Marketing Officer since January 2014. Prior to joining Playa in January 2014, Mr. Froemming was President of Unique Vacations Inc., the worldwide representatives of Sandals & Beaches Resorts, from October 2003 to November 2013. Mr. Froemming brings to Playa more than 20 years of experience in marketing, sales, technology, and customer support operations. Prior to his tenure as President of Unique Vacations Inc., he rose to the position of Chief Operating Officer of The Mark Travel Corporation’s owned brands. In this capacity, he was responsible for bottom line profitability, and led the acquisition and integration team that was responsible for the addition of several major travel companies that were integrated into The Mark Travel Corporation’s portfolio of brands. He has also held senior positions at Wyndham Hotels and Renaissance Cruise Lines. Mr. Froemming graduated from Marquette University with a Bachelor of Science in Business Administration.

David Camhi has served as Playa’s General Counsel since August 2013 and previously served as General Counsel of Playa’s prior parent from January 2011 to August 2013. Prior to joining Playa’s prior parent, Mr. Camhi served as General Counsel for Phoenix Packaging Group from April 2008 to January 2011, a plastic packaging manufacturer with production plants in Colombia, Mexico, Venezuela and the United States and sales in over 20 countries. From November 2006 to March 2008, Mr. Camhi practiced law at the Mexico City office of Thacher Proffitt & Wood. Prior to joining Thacher Proffitt & Wood, Mr. Camhi served as Associate General Counsel of BearingPoint, Inc., a global consulting firm, and practiced law at Baker & McKenzie, Prieto & Carrizosa and Sidley Austin LLP. Mr. Camhi received an LLM degree from Cornell University. Mr. Camhi also received a post graduate degree in Finance from Colegio de Estudios Superiores de Administración and an LL.B. from the Universidad de Los Andes, both in Bogota, Colombia. Mr. Camhi is admitted to practice law in Colombia, New York and Mexico.

Director and Executive Officer Qualifications

Holdco is not expected to formally establish any specific, minimum qualifications that must be met by each of its officers. However, Holdco expects generally to evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of Holdco’s business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of Holdco’s stockholders.

However, pursuant to the Holdco Board Rules a majority of the members of the Holdco Board must meet the criteria for independence under the NASDAQ listing rules, as in effect from time to time and as interpreted by the Holdco Board in its business judgment, and the Holdco Board also intends to meet the criteria for independence under the DCGC, to the extent reasonably practicable. The Nominating Committee of the Holdco Board will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Holdco Board.

The above-mentioned attributes, along with the leadership skills and other experiences of Holdco’s officers and Holdco Board members described above, are expected to provide Holdco with a diverse range of perspectives and judgment necessary to facilitate Holdco’s goals of stockholder value appreciation through organic and acquisition growth.

Holdco Board

Upon the closing of the Business Combination, Holdco will have a single-tier board that will consist of ten directors: one executive director and nine non-executive directors. Each member of the Holdco Board will be elected to serve for a term of one year following his or her appointment following the binding nomination of the Holdco Board. The Holdco Board may perform all acts necessary or useful for achieving Holdco’s corporate purposes, other than those acts that are prohibited by law or by the Holdco Articles of Association, as more fully discussed below, or which would violate general principles of reasonableness and fairness. The Holdco Board as a whole, the Chief Executive Officer and, if more than one executive director has been appointed, each executive director individually, is authorized to represent Holdco in dealings with third parties.

Holdco Board Designations

The general meeting of shareholders of Holdco shall appoint the directors of the Holdco Board. The general meeting of Holdco can only appoint a director upon a binding nomination by the Holdco Board. The general meeting of Holdco may at any time resolve to render such nomination to be non-binding by a majority of at least a majority of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Holdco Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting pursuant to section 2:120 (3) of the Dutch Civil Code cannot be convened. A resolution to appoint a director can only be approved in respect of candidates whose names are stated for that purpose in the agenda of that general meeting of Holdco or the explanatory notes thereto. Upon the appointment of a person as a director, the general meeting of Holdco shall determine whether that person is appointed as executive director or as non-executive director. If all directors are no longer in office or unable to act, the General Meeting can appoint one or more directors without a binding nomination by the Holdco Board with a majority of the votes cast if such votes represent more than 50% of Holdco’s issued share capital.

Each of the Holdco directors will be appointed at Holdco’s general meeting for a term that will expire at the end of the next annual general meeting of Holdco shareholders and will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death.

For further information on Holdco Board designations, please see section “The Transaction Agreement and Related Agreements – Related Agreements – Shareholder Agreement.”

Under Dutch law, the person chairing the meetings of the Holdco Board (the chairman by law) is required to be a non-executive director. This person initially will be Ms. Lieberman, who will also be Holdco’s Lead Independent Director. The non-executive directors will supervise the executive directors and the Holdco Board as a whole, and provide guidance to individual directors and to the Holdco Board as a whole. Each director owes a duty to Holdco to properly perform the duties of the Holdco Board as a whole and the duties assigned to such director, and to act in Holdco’s corporate interest. Under Dutch law, the corporate interest extends to the interests of all stakeholders, such as shareholders, creditors, employees, guests and suppliers.

The composition of the Holdco Board and criteria regarding the independence of Holdco’s directors may deviate from the relevant provisions of the DCGC.

Holdco Board Powers and Function

The Holdco Board will be charged with the management of Holdco, subject to the restrictions contained in the Holdco Articles of Association and the Holdco Board Rules. The executive directors will be responsible for operational management of Holdco and the business enterprise connected therewith, as well as with the implementation of the decisions taken by the Holdco Board. The non-executive directors will have no day-to-day management responsibility, but will supervise the policy and the fulfillment of duties of the executive directors and the general affairs of Holdco. Additionally, the directors have a collective responsibility towards Holdco for the duties of the Holdco Board as a whole. In performing their duties, the directors shall be guided by the interests of Holdco and its business and, in this respect, the directors shall take the interests of all of Holdco’s stakeholders into proper consideration. Directors shall have access to management and, as necessary and appropriate, Holdco’s independent advisors. The executive directors will timely provide the non-executive directors with any such information as may be necessary for the non-executive directors to perform their duties.

The Holdco Board will represent Holdco. Holdco may also be represented by the CEO Director and, where more than one executive director has been appointed, by each executive director individually.

Holdco Board Meetings and Decision Making

Each director may cast one vote on all matters presented to the Holdco Board and those committees on which he or she serves for approval. Resolutions of the Holdco Board and resolutions of the group of non-executive directors shall be passed, irrespective of whether this occurs at a meeting or otherwise, by majority unless the Holdco Board Rules provide differently. Where there is a tie in any vote of the Holdco Board, no resolution shall have been passed. Meetings of the Holdco Board can be held through audio-communication facilities, unless a director objects thereto. Resolutions of the Holdco Board may, instead of at a meeting, be passed in writing, provided that all directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

Holdco Board Conflicts of Interest

A Holdco director will not be permitted to participate in the discussions and the decision-making process on a subject or transaction in relation to which he or she has a direct or indirect personal interest which conflicts with the interest of Holdco and of the business connected with it. If all directors have a conflict of interest as described in the previous sentence and as a result thereof, no resolution can be passed by the Holdco Board, the resolution may nevertheless be passed by the Holdco Board as if none of the directors has a conflict of interests as described in the previous sentence.

Executive directors will be prohibited from participating in the decision-making process with respect to the determination of their remuneration and the remuneration of other executive directors.

Each Holdco director (other than the Chairman and Chief Executive Officer) will be required to immediately report any actual or potential conflict of interest which is of material significance to Holdco and/or to such director to the Chairman and Chief Executive Officer and the Audit Committee and shall provide the Chairman and Chief Executive Officer and the Audit Committee with all information relevant to such potential conflict of interest. If the Chairman and Chief Executive Officer has an actual or potential conflict of interest, the director shall immediately report this to the Vice Chairman of the Holdco Board and the Audit Committee. The Holdco Board shall decide, without the director concerned being present, whether there is a conflict of interests. Transactions in which there is a conflict of interests shall be performed and disclosed in accordance with applicable law, the NASDAQ listing rules and the DCGC.

Except as otherwise agreed in writing by Holdco and Hyatt, neither the Holdco group nor Hyatt shall have any duty to refrain from engaging, directly or indirectly, in the same or similar activities or lines of business as the other; provided that Hyatt may not pursue a corporate opportunity if the opportunity was discovered, directly or indirectly, through the use of Holdco group property or information, or was offered to a Hyatt-affiliated director expressly in his or her capacity as a director of Holdco (although Hyatt may pursue such opportunity if it is discovered through other means, whether before or after its discovery through the use of Holdco group property or information or offered to a Hyatt-affiliated director, provided that in pursuing such opportunity no confidential Holdco group information is used and there is no breach of the confidentiality provisions of the Holdco Board Rules). If a director affiliated with Hyatt has an actual or potential conflict of interests due to his or her position as a director and his or her relationship with Hyatt, such director is required to immediately report such conflict of interests to the Holdco Board.

Director Liability

Pursuant to Dutch law, members of the Holdco Board may be liable to Holdco for damages in the event of improper or negligent performance of their duties. They may also be liable for damages to third parties on the basis of tort, to the tax authorities in case of default on tax and social security payments, and in the event of bankruptcy as a consequence of improper performance of their duties. In certain circumstances, members of the Holdco Board may also incur criminal liabilities. The members of the Holdco Board and certain executive officers will be insured at Holdco’s expense against damages resulting from their conduct when acting in the capacities as such directors, members or officers, which insurance may also provide any such person with funds to meet expenditures incurred or to be incurred in defending any proceedings against him or her and to take any action to enable such expenses not to be incurred. Also, Holdco provides the current and former members of the Holdco Board with protection through indemnification under the Holdco Articles of Association, to the extent permitted by law, against risks of claims and actions against them arising out of their exercise of their duties, or any other duties performed at Holdco’s request. In addition, upon the completion of the Business Combination, Holdco expects to enter into indemnification agreements with its directors and executive officers.

Director Suspension and Removal

The general meeting of Holdco shareholders will at all times have the power to suspend or remove a Holdco director by a resolution adopted by at least a majority of the votes cast at a general meeting of Holdco shareholders, representing at least a majority of the Holdco Shares issued and outstanding, unless the proposal at the proposal of the Holdco Board, in which case a majority of the votes cast is required. To the extent permitted under Dutch law, an executive director may also be suspended by the Holdco Board. A suspension may be extended several times but the total term of the suspension may not exceed three months, and the suspension will expire at the end of this period if no resolution has been adopted either to lift the suspension or to remove the relevant director.

Board Committees

Upon the completion of the Business Combination, the Holdco Board will establish three standing committees consisting solely of independent directors (under the NASDAQ rules) and one standing committee consisting of a majority of independent directors, the principal functions of which are briefly described below. The Holdco Board may from time to time establish other committees to facilitate Holdco’s governance

Audit Committee

The Audit Committee is expected to consist of Mr. Jones (chairperson), Mr. Hackwell, Ms. Lieberman and Mr. Sarukhan. The chairperson of the Audit Committee is expected to qualify as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and has employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background as required by the NASDAQ corporate governance listing standards, as well as a “financial expert” as set forth in the DCGC. Each of the Audit Committee members is expected to be “financially literate” as that term is defined by the NASDAQ corporate governance listing standards. The Holdco Board will adopt, effective upon the completion of the Business Combination, an Audit Committee Charter, which details the principal functions of the Audit Committee, including overseeing:

•	the review of all related party transactions in accordance with the Holdco related party transactions policy;

•	Holdco’s accounting and financial reporting processes and discussing these with management;

•	the integrity and audits of Holdco’s consolidated financial statements and financial reporting process;

•	Holdco’s systems of disclosure controls and procedures and internal control over financial reporting;

•	Holdco’s compliance with financial, legal and regulatory requirements related to Holdco’s financial statements and other public disclosures, Holdco’s compliance with its policies related thereto, and Holdco’s policy in respect of tax planning;

•	the engagement and retention of the registered independent public accounting firm and the recommendation to Holdco’s general meeting of the appointment of an external auditor to audit the Dutch statutory board report, including its annual accounts, and the evaluation of the qualifications, independence and performance of the independent public accounting firm, including the provision of non-audit services;

•	the application of information and communication technology;

•	the role and performance of Holdco’s internal audit function;

•	Holdco’s overall risk profile; and

•	attending to such other matters as are specifically delegated to the audit committee by the Holdco Board from time to time.

The Audit Committee will also be responsible for selecting an independent registered public accounting firm to be appointed by Holdco’s general meeting (or, if not appointed by Holdco’s general meeting, by the Holdco Board), reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of Holdco’s internal accounting controls. The Audit Committee will also approve the Audit Committee report required by SEC regulations to be included in Holdco’s annual proxy statement.

Compensation Committee

Holdco’s Compensation Committee is expected to consist of Mr. Millham (chairperson), Mr. Haggerty, Mr. Hirsch and Mr. Peterson. The Compensation Committee will assist the Holdco Board in reviewing and approving or recommending Holdco’s compensation structure, including all forms of compensation relating to Holdco’s directors and executive officers. An executive director will not be present at any Compensation Committee meeting while his or her compensation is deliberated. Subject to and in accordance with the terms of the compensation policy to be adopted by Holdco’s General Meeting from time to time and in accordance with Dutch law, the Compensation Committee will be responsible for, among other things:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to Holdco’s Chairman and Chief Executive Officer’s compensation, evaluating Holdco’s Chairman and Chief Executive Officer’s performance in light of such goals and objectives and recommending the compensation, including equity compensation, change in control benefits and severance arrangements, of Holdco’s Chairman and Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation, including equity compensation, change in control benefits and severance arrangements, of Holdco’s other executive officers and overseeing their performance;

•	reviewing and making recommendations to the Holdco Board with respect to the compensation of Holdco’s directors;

•	reviewing and making recommendations to the Holdco Board with respect to its executive compensation policies and plans;

•	implementing and administering Holdco’s incentive and equity-based compensation plans;

•	determining the number of shares underlying, and the terms of, restricted share awards and options to be granted to Holdco’s directors, executive officers and other employees pursuant to these plans;

•	assisting management in complying with Holdco’s proxy statement and management report disclosure requirements;

•	producing a Compensation Committee report to be included in Holdco’s annual proxy statement;

•	assisting the Holdco Board in producing the compensation report to be included in Holdco’s management report publicly filed in the Netherlands and to be posted on Holdco’s website; and

•	attending to such other matters as are specifically delegated to Holdco’s Compensation Committee by the Holdco Board from time to time.

The Holdco Board will adopt, effective upon the completion of the Business Combination, a Compensation Committee Charter, which details these principal functions of the Compensation Committee.

Nominating and Governance Committee

Holdco’s Nominating and Governance Committee is expected to consist of Mr. Hirsch (chairperson), Mr. Klein, Ms. Lieberman and Mr. Millham. The Nominating and Governance Committee will assist the Holdco Board in selecting individuals qualified to become Holdco’s directors and in determining the composition of the Holdco Board and its committees. The Holdco Board will adopt, effective upon the completion of the Business Combination, a Nominating and Governance Committee Charter, which details the principal functions of the Nominating and Governance Committee, including:

•	identifying, recruiting and recommending to the full Holdco Board qualified candidates for designation as directors or to fill Holdco Board vacancies at Holdco’s general meeting;

•	developing and recommending to the Holdco Board corporate governance guidelines as set forth in the rules of the Holdco Board, including the Nominating and Governance Committee’s selection criteria for director nominees, and implementing and monitoring such guidelines;

•	overseeing Holdco Board’s compliance with legal and regulatory requirements;

•	reviewing and making recommendations on matters involving the general operation of the Holdco Board, including board size and composition, and committee composition and structure;

•	recommending to the Holdco Board nominees for each committee of the Holdco Board;

•	annually facilitating the assessment of the Holdco Board’s performance as a whole and of the individual directors, and the performance of the Holdco Board’s committees as required by applicable law, regulations and the NASDAQ corporate governance listing standards; and

•	overseeing the Holdco Board’s evaluation of executive officers.

Capital Allocation Committee

Holdco’s Capital Allocation Committee is expected to consist of Mr. Peterson (chairperson), Mr. Hirsch and Mr. Wardinski. Pursuant to the Shareholder Agreement, as long as Pace has the right to designate a director, upon the resignation, removal or death of a Pace Director from the Capital Allocation Committee, a Pace Director will fill the committee vacancy. Pursuant to the Shareholder Agreement, as long as Farallon has the right to designate a director, upon the resignation removal or death of a Farallon designated director from the Capital Allocation Committee, a Farallon designated director will fill the committee vacancy. Holdco’s Capital Allocation Committee will assist the Holdco Board in fulfilling its oversight responsibilities of the financial management of Holdco, as well as any other duties delegated by the Board. The Holdco Board will adopt, effective upon the completion of the Business Combination, a Capital Allocation Committee Charter, which details the principal functions of the Capital Allocation Committee, including the following duties:

•	review of capital expenditures, investments, business acquisitions or divestitures with a value, individually, in excess of 5% of the total assets of Holdco and its subsidiaries on a consolidated basis;

•	recommend to the Holdco Board, as appropriate, whether or not to approve any of the expenditures, investments, business acquisitions or divestitures it reviewed pursuant to the authority (provided, that the Board may not approve any such expenditure, investment, business acquisition or divestiture unless the Capital Allocation Committee has recommended such action); and

•	recommend that the Holdco Board request management to perform post-audits of major capital expenditures and business acquisitions or divestitures, and review the results of such audits.

Corporate Governance Profile

Holdco’s corporate governance has been structured in a manner intended to closely align Holdco’s interests with those of its stakeholders. Notable features of Holdco’s corporate governance structure include the following:

•	the Holdco Board will not be staggered and each of Holdco’s directors is to be elected for a term of one year following a binding nomination of the Holdco Board;

•	of the ten persons who will serve on the Holdco Board, nine, or 90%, of Holdco’s directors are expected to be determined to be independent for purposes of the NASDAQ’s corporate governance listing standards, and four of the nine non-executive directors will also qualify as “independent” under the DCGC;

•	that one of Holdco’s directors qualifies as an “audit committee financial expert” as defined by the SEC;

•	Holdco does not have a shareholder rights plan;

•	directors are elected by the general meeting of Holdco upon a binding nomination of the Holdco Board, following the recommendation of the Holdco Board’s Nominating and Governance Committee and subject to the director appointment rights granted to Pace pursuant to the Shareholder Agreement; Holdco’s general meeting may overrule such binding nomination by a resolution adopted by at least a majority of the votes cast, if such votes represent more than 50% of Holdco’s issued share capital, following which, the Holdco Board will offer a new binding nomination of a director to be elected to the Holdco Board. If all directors are no longer in office or unable to act, the General Meeting can appoint one or more directors without a binding nomination by the Holdco Board with a majority of the votes cast if such votes represent more than 50% of Holdco’s issued share capital;

•	the Holdco Articles of Association and Dutch law provide that resolutions of the Holdco Board concerning a material change in Holdco’s identity, character or business are subject to the approval of the general meeting; and

•	certain actions can only be taken by Holdco’s general meeting, with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Holdco Board, including an amendment of the Holdco Articles of Association, the issuance of shares or the granting of rights to subscribe for shares, the limitation or exclusion of preemptive rights, the reduction of Holdco’s issued share capital, payments of dividends on Holdco Shares, the application for bankruptcy and a merger or demerger of Holdco. Holdco’s general meeting adopted a resolution to authorize the Holdco Board to take certain of these actions. Please see the section entitled “Description of Holdco Securities” for additional information.

There are no family relationships among Holdco’s executive officers and directors. All of Holdco’s directors are expected to be independent pursuant to the rules of the NASDAQ except Mr. Wardinski, Holdco’s Chairman and Chief Executive Officer. In order to make these determinations, the following relationships have been disclosed to Playa and Pace:

•	With respect to Ms. Lieberman and Mr. Sarukhan, the consulting services provided by each of them to Playa, including attending Playa board meetings and providing board-level advice to Playa as if they were already appointed to Playa’s board of directors, from 2015 to the present, for which they each received a $60,000 annual cash retainer and reimbursement of other expenses. Following their appointment to the Holdco Board, Ms. Lieberman and Mr. Sarukhan will only receive compensation from Holdco for serving as directors.

•	With respect to Mr. Hirsch and Mr. Millham, that (i) each will be appointed to the Holdco Board by the General Meeting in accordance with the designation rights of Cabana pursuant to the Shareholder Agreement, and (ii) each is required to resign from the Holdco Board upon request by Farallon.

•	With respect to Mr. Hirsch, that he may be entitled to receive a portion of (i) any profit allocation earned by an affiliate of Farallon based on an increase in the value of Farallon’s investment portfolio (which portfolio includes, among other assets, Farallon’s investment in Holdco Shares) and (ii) any management fee earned by an affiliate of Farallon for managing Farallon’s investment portfolio.

•	With respect to Mr. Millham, that he may be entitled to receive from Farallon payments or profit allocations in respect of certain investments made by Farallon, including Farallon’s investment in Holdco Shares.

•	With respect to Mr. Haggerty, that (i) he will be appointed to the Holdco Board by the General Meeting in accordance with the designation rights of HI Holdings Playa pursuant to the Shareholder Agreement, and (ii) is required to resign from the Holdco Board upon request by Hyatt.

•	With respect to Mr. Hackwell, Mr. Klein and Mr. Peterson, that (i) each will be appointed to the Holdco Board by the General Meeting in accordance with the designation rights of Pace Sponsor pursuant to the Shareholder Agreement, and (ii) each is required to resign from the Holdco Board upon request by Pace.

Please see the section entitled “Management of Holdco After the Business Combination—Holdco Board—Holdco Board Designations” above for information about the Shareholder Agreement which addresses director designation rights of certain Holdco shareholders.

Mr. Jones, Ms. Lieberman, Mr. Sarukhan and Tom Klein are expected to qualify as “independent” under the DCGC. Holdco’s remaining five non-executive directors do not qualify as “independent” under the DCGC.

Holdco’s directors will stay informed about Holdco’s business by attending meetings of the Holdco Board and their respective committees and through supplemental reports and communications. Holdco’s non-executive directors, to the extent independent under NASDAQ rules, will meet regularly in executive sessions without the presence of Holdco’s executive officers or directors that are not independent under NASDAQ rules.

Code of Business Conduct and Ethics

Upon the completion of the Business Combination, the Holdco Board will adopt codes of business conduct and ethics that apply to its executive officers, directors and employees and agents. Among other matters, the codes of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in Holdco’s SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only the Holdco Nominating and Governance Committee will be able to grant (subject to applicable law) any waiver of Holdco’s code of business conduct and ethics for Holdco’s executive officers or directors, and any such waiver shall be promptly disclosed as required by law or NASDAQ regulations. Holdco’s code of business conduct and ethics will include the whistleblower policy as contemplated by the DCGC and applicable SEC rules.

Holdco Board Dividend Policy

Holdco may only make distributions to its shareholders if Holdco’s shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves as required to be maintained by Dutch law or by the Holdco Articles of Association.

Any amount remaining out of distributable profits is added to Holdco’s reserves as the Holdco Board determines. After reservation by the Holdco Board of any distributable profits, the shareholders, upon the proposal of the Holdco Board, may declare a dividend. The Holdco Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders of Holdco. Interim dividends may be declared as provided in the Holdco Articles of Association and may be distributed to the extent that the shareholders’ equity, based on interim financial statements, exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the Holdco Articles of Association. Interim dividends are deemed advances on the final dividend to be declared with respect to the fiscal year in which the interim dividends have been declared. Holdco may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution Holdco is not able to pay its due and collectable debts, then Holdco’s shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to Holdco’s creditors.

Distributions shall be payable in the currency determined by the Holdco Board at a date determined by the Holdco Board. The Holdco Board will set the record date to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to Holdco (verjaring).

Holdco does not anticipate paying any dividends on the Holdco Shares for the foreseeable future.

Senior Management

Holdco’s day-to-day management will be carried out by Holdco’s CEO Director and Holdco’s other executive officers. Subject to rights pursuant to any consulting or employment agreements, executive officers (except for Holdco’s CEO Director, who will be the executive director on the Holdco Board and, in accordance with Dutch law, must be appointed by the general meeting) serve at the discretion of the Holdco Board. The business address of Holdco’s executive officers is Holdco’s registered office address at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

Holdco Executive Compensation After the Business Combination

Following the closing of the Business Combination, Holdco intends to develop an executive compensation program that is consistent with Playa’s existing compensation policies and philosophies, which are designed to align interest of executive officers with those of its stakeholders, while enabling Holdco to attract, motivate and retain individuals who contribute to the long-term success of Holdco.

Decisions on the executive compensation program will be made by a compensation committee of the Holdco Board, which will be established at the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee and may differ from that set forth in the following discussion.

Holdco anticipates that decisions regarding executive compensation will reflect its belief that the executive compensation program must be competitive in order to attract and retain its executive officers. Holdco anticipates that the Compensation Committee will design a compensation program that rewards, among other things, favorable shareholder returns, share appreciation, Holdco’s competitive position within its segment of the lodging industry, and each executive officer’s long-term career contributions to Holdco. In addition, the Compensation Committee may determine to make awards to new executive officers in order to attract talented professionals. Holdco expects that compensation incentives designed to further these goals will take the form of annual cash compensation and equity awards and long term cash and equity incentives measured by performance targets to be established by the Compensation Committee.

Holdco anticipates that compensation for its executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive based compensation in the form of stock-based awards.

In line with mandatory Dutch law, the general meeting of Holdco will adopt a remuneration policy and will approve any remuneration to directors in the form of Holdco Shares or the rights to acquire Holdco Shares.

Base Salary

Base salary is designed to compensate executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career.

Annual Bonuses

Holdco intends to use annual cash incentive bonuses for its executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. Holdco expects that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for its executive officers, subject to the terms of any employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Share-Based Awards

Holdco intends to use share-based awards to reward long-term performance of its executive officers. Holdco believes that providing a meaningful portion of the total compensation package in the form of share-based awards will align the incentives of its executive officers with the interests of its shareholders and serve to motivate and retain its executive officers. Share-based awards will be awarded under Holdco’s 2017 Omnibus Incentive Plan. For a description of the 2017 Omnibus Incentive Plan, see “–2017 Omnibus Incentive Plan.”

Employment Agreements

Holdco will assume the obligations of Playa with respect to the employment agreements between Playa Management and each of Messrs. Wardinki and Harvey and between Playa USA and each of Messrs. Stadlin and Froemming, each as described in additional detail in “Business of Playa and Certain Information About Playa–Executive Compensation–Employment Agreements.”

2017 Omnibus Incentive Plan

The Holdco Board will adopt, in connection with the consummation of the Business Combination, Holdco’s 2017 Omnibus Incentive Plan (the “2017 Plan”) for the purpose of (a) providing eligible persons with an incentive to contribute to Holdco’s success and to operate and manage Holdco’s business in a manner that will provide for Holdco’s long-term growth and profitability to benefit Holdco’s shareholders and other important stakeholders, including employees and customers, and (b) providing a means of obtaining, rewarding and retaining key personnel. The 2017 Plan provides for the grant of options to purchase Holdco’s ordinary shares, share awards (including restricted shares and share units), share appreciation rights, performance shares or other performance-based awards, unrestricted shares, dividend equivalent rights, other equity-based awards and cash bonus awards. Holdco has reserved a total of 4,000,000 ordinary shares for issuance pursuant to the 2017 Plan, subject to certain adjustments set forth in the 2017 Plan. This summary is qualified in its entirety by the detailed provisions of the 2017 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Administration of the 2017 Plan. The 2017 Plan will be administered by Holdco’s compensation committee, and its compensation committee will determine all terms of awards under the 2017 Plan. Each member of Holdco’s compensation committee that administers the 2017 Plan will be a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and, if applicable, an “outside director” within the meaning of Section 162(m) of the Code, and an independent director in accordance with the rules of any stock exchange on which Holdco’s ordinary shares are listed. Holdco’s compensation committee will also determine who will receive awards under the 2017 Plan, the type of award and its terms and conditions and the number of ordinary shares subject to the award, if the award is equity-based. Holdco’s compensation committee will also interpret the provisions of the 2017 Plan. The Holdco Board may also appoint one or more committees of the Holdco Board, each composed of one or more of Holdco’s directors, which may administer the 2017 Plan with respect to grantees who are not “officers,” as defined in Rule 16a-1(f) under the Exchange Act, or directors. The Holdco Board from time to time may exercise any or all of the powers and authorities related to the administration and implementation of the 2017 Plan as the Holdco Board determines, consistent with Holdco’s articles of association and bylaws and applicable laws. References below to Holdco’s compensation committee include a reference to the Holdco Board or another committee appointed by the Holdco Board for those periods in which the Holdco Board or such other committee appointed by the Holdco Board is acting.

Eligibility. All of Holdco’s employees, executive officers and directors, and the employees, officers and directors of Holdco’s subsidiaries and affiliates will be eligible to receive awards under the 2017 Plan. In addition, consultants and advisors (who are natural persons) currently providing services to Holdco or to one of its subsidiaries or affiliates, and any other person whose participation in the 2017 Plan is determined by Holdco’s compensation committee to be in its best interests may receive awards under the 2017 Plan.

Share Authorization. Subject to adjustment as provided in the 2017 Plan, the number of ordinary shares that may be issued under the 2017 Plan is 4,000,000. If any of Holdco’s ordinary shares covered by an award are not purchased or are forfeited or expire, or if an award otherwise terminates without delivery of any of Holdco’s ordinary shares or is settled in cash in lieu of Holdco’s ordinary shares, the ordinary shares subject to such awards will again be available for purposes of the 2017 Plan. The number of Holdco’s ordinary shares available for issuance under the 2017 Plan will not be increased by the number of Holdco’s ordinary shares (i) tendered, withheld, or subject to an award surrendered in connection with the purchase of Holdco’s ordinary shares or upon exercise of an option, (ii) that were not issued upon the net settlement or net exercise of a share-settled share appreciation right, (iii) deducted or delivered from payment of an award in connection with Holdco’s tax withholding obligations, or (iv) purchased by Holdco with proceeds from option exercises.

The maximum number of ordinary shares subject to options or share appreciation rights that can be issued under the 2017 Plan to any person, other than a non-employee director, is 1,200,000 ordinary shares in any single calendar year. The maximum number of ordinary shares that can be issued under the 2017 Plan to any person (other than a non-employee director) other than pursuant to an option or share appreciation right is 1,200,000 ordinary shares in any single calendar year. The maximum fair market value of Holdco’s ordinary shares that may be granted under the 2017 Plan pursuant to awards in any single calendar year to any non-employee director is $500,000. The maximum amount that may be paid as a cash-settled performance-based award for a performance period of 12 months or less to any one person is $3,000,000 and the maximum amount that may be paid as a cash-settled performance-based award for a performance period of greater than 12 months to any one person is $9,000,000.

Share Usage. Ordinary shares that are subject to awards will be counted as of the grant date for purposes of calculating the number of shares available for issuance under the 2017 Plan. The maximum number of shares issuable under a performance share grant will be counted against the share issuance limit under the 2017 Plan as of the grant date, but such number will be adjusted to equal the actual number of shares issued upon settlement of the performance shares to the extent different from the maximum number of shares.

Minimum Vesting Period. Except with respect to a maximum of 5% of the ordinary shares authorized for issuance under the 2017 Plan, as described above, no award will provide for vesting which is any more rapid than vesting on the one year anniversary of the grant date of the award or, with respect to awards that vest upon the attainment of performance goals, a performance period that is less than twelve months.

No Repricing. Except in connection with certain corporate transactions involving Holdco: (x) outstanding options or share appreciation rights may not be amended to reduce the exercise price of the option or share appreciation right, (y) outstanding options or share appreciation rights may not be canceled in exchange for or substitution of options or share appreciation rights with an exercise price that is less than the exercise price of the original options or share appreciation rights, and (z) outstanding options or share appreciation rights with an exercise price above the current share price may not be canceled in exchange for cash or other securities.

Options. The 2017 Plan authorizes Holdco’s compensation committee to grant incentive share options (under Section 422 of the Code) and options that do not qualify as incentive share options. The exercise price of each option will be determined by Holdco’s compensation committee, provided that the price cannot be less than 100% of the fair market value of the ordinary shares on the date on which the option is granted. If Holdco were to grant incentive share options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of its ordinary shares on the date of grant.

The term of an option cannot exceed 10 years from the date of grant. If Holdco was to grant incentive share options to any 10% shareholder, the term cannot exceed five years from the date of grant. Holdco’s compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

The exercise price for any option or the purchase price for restricted shares is generally payable (1) in cash or cash equivalents, (2) to the extent the award agreement provides and subject to certain limitations set forth in the 2017 Plan, by the surrender of ordinary shares (or attestation of ownership of such shares) with an aggregate fair market value on the date on which the option is exercised equal to the exercise or purchase price, (3) with respect to an option only, to the extent the award agreement provides and subject to certain limitations set forth in the 2017 Plan, by payment through a broker in accordance with procedures established by us or (4) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable laws, including by withholding ordinary shares that would otherwise vest or be issuable in an amount equal to the exercise or purchase price and the required tax withholding amount.

Share Awards. The 2017 Plan also provides for the grant of share awards (which includes restricted shares and share units). A share award may be subject to restrictions on transferability and other restrictions as Holdco’s compensation committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as Holdco’s compensation committee may determine. Unless Holdco’s compensation committee provides otherwise in an award agreement, a participant who receives restricted shares will have the right to vote and the right to receive dividends or distributions on the shares, except that Holdco’s compensation committee may require any dividends to be reinvested in shares, which may or may not be subject to the same vesting conditions and restrictions as the vesting conditions and restrictions applicable to such restricted shares. Dividends paid on restricted shares which vest or are earned based upon the achievement of performance goals will not be deemed vested unless the performance goals for such restricted shares are achieved, and if such performance goals are not achieved, the participant will promptly forfeit and repay to Holdco any such dividend payments. A participant who receives share units will have no rights as one of Holdco’s shareholders.

Holdco’s compensation committee may provide in an award agreement that a participant who receives share units will be entitled to receive, upon Holdco’s payment of a cash dividend, a cash payment for each such share unit which is equal to the per-share dividend paid on Holdco’s ordinary shares. Dividends paid on share units that vest or are earned based upon the achievement of performance goals will not vest unless such performance goals for such share units are achieved, and if such performance goals are not achieved, the participant will promptly forfeit and repay to Holdco such dividend payments. An award agreement also may provide that such cash payment will be deemed reinvested in additional share units at a price per unit equal to the fair market value of an ordinary share on the date on which such cash dividend is paid.

During the period, if any, when share awards are non-transferable or forfeitable, a grantee is prohibited from selling, transferring, assigning, pledging, exchanging, hypothecating or otherwise encumbering or disposing of his or her share awards. Unless Holdco’s compensation committee provides otherwise in an award agreement, or in another agreement with a grantee, upon the termination of the grantee’s service with Holdco, any share awards that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, will immediately be deemed forfeited.

Share Appreciation Rights. The 2017 Plan authorizes Holdco’s compensation committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, ordinary shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of Holdco’s ordinary shares on the date of exercise over the fair market value of Holdco’s ordinary shares on the date of grant. Share appreciation rights will become exercisable in accordance with terms determined by Holdco’s compensation committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a share appreciation right cannot exceed 10 years from the date of grant.

Performance-Based Awards. The 2017 Plan also authorizes Holdco’s compensation committee to grant performance-based awards, which are awards of options, share appreciation rights, restricted shares, share units, performance shares, other equity-based awards or cash made subject to the achievement of performance goals over a performance period specified by Holdco’s compensation committee. Holdco’s compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance-based award. Performance goals may relate to Holdco’s financial performance, the grantee’s performance or such other criteria determined by Holdco’s compensation committee. If the performance goals are met, performance-based awards will be paid in cash, ordinary shares or a combination thereof.

Unrestricted Shares and Other Equity-Based Awards. Subject to the minimum vesting period described above, Holdco’s compensation committee may, in its sole discretion, grant (or sell at the par value of an ordinary share or at such other higher purchase price as determined by Holdco’s compensation committee) an award to any grantee pursuant to which such grantee may receive ordinary shares under the 2017 Plan that are free of any restrictions. Awards of unrestricted shares may be granted or sold to any grantee in respect of service rendered or, if so provided in the related award agreement or a separate agreement, to be rendered by the grantee to Holdco or one of its affiliates or other valid consideration, in lieu of or in addition to any cash compensation due to such grantee. Holdco’s compensation committee may also grant awards in the form of other equity-based awards, which are awards that represent a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Holdco’s ordinary shares, as deemed by Holdco’s compensation committee to be consistent with the purposes of the 2017 Plan, subject to terms and conditions determined by Holdco’s compensation committee.

Dividend Equivalent Rights. Holdco’s compensation committee may grant dividend equivalent rights in connection with the grant of certain equity-based awards. A dividend equivalent right is an award entitling the recipient of the award to receive credits based on cash distributions that would have been paid on the ordinary shares specified in such dividend equivalent right if such shares had been issued to and held by the recipient of such dividend equivalent right as of the record date. Dividend equivalent rights may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed reinvested in additional ordinary shares, which may thereafter accrue additional dividend equivalent rights, as specified in an award agreement. Dividend equivalent rights may be payable in cash, ordinary shares or a combination of the two. Holdco’s compensation committee will determine the terms of any dividend equivalent rights. No dividend equivalent rights can be granted in tandem with an option or share appreciation right.

Forfeiture; Recoupment. Holdco’s compensation committee may reserve the right in an award agreement for an award granted pursuant to the 2017 Plan to cause a forfeiture of any gain realized by the grantee of the award to the extent the grantee is in violation or breach of or in conflict with certain agreements with Holdco (including but not limited to an employment or non-competition agreement) or any obligation to Holdco (including but not limited to a confidentiality obligation). Holdco’s compensation committee may annul an outstanding award if the grantee’s employment with Holdco is terminated for “cause” as defined in the 2017 Plan, the applicable award agreement, or any other agreement between Holdco and the grantee. Awards are also subject to mandatory repayment by the grantee to the extent the grantee is or becomes subject to (i) any clawback or recoupment policy adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise, or (ii) any law, rule or regulation which imposes mandatory recoupment.

Change in Control. If Holdco experiences a change in control in which outstanding awards that are not exercised prior to the change in control will not be assumed or continued by the surviving entity: (1) except for performance-based awards, all restricted shares, share units and dividend equivalent rights will be deemed to have vested and the underlying ordinary shares will be deemed delivered immediately before the change in control; and (2) at Holdco’s compensation committee’s discretion, either all options and share appreciation rights will become exercisable fifteen days before the change in control (with any exercise of an option or share appreciation right during such fifteen day period to be contingent upon the consummation of the change in control) and terminate upon the change in control to the extent not exercised, or all options, share appreciation rights, restricted shares, share units and/or dividend equivalent rights will be canceled and cashed out in connection with the change in control.

In the case of performance-based awards, if less than half of the performance period has lapsed, the award will be treated as though target performance has been achieved. If at least half of the performance period has lapsed, actual performance to date will be determined as of a date reasonably proximal to the date of the consummation of the change in control, as determined by Holdco’s compensation committee in its sole discretion, and that level of performance will be treated as achieved immediately prior to the occurrence of the change in control. If Holdco’s compensation committee determines that actual performance is not determinable, the award will be treated as though target performance has been achieved. Any awards that arise after performance is determined in accordance with this paragraph will be treated as set forth in the preceding paragraph. Other equity-based awards will be governed by the terms of the applicable award agreement.

If Holdco experiences a change in control in which outstanding awards that are not exercised prior to the change in control will be assumed or continued by the surviving entity, then, except as otherwise provided in the applicable award agreement, in another agreement with the grantee, or as otherwise set forth in writing, upon the occurrence of the change in control, the 2017 Plan and the awards granted under the plan will continue in the manner and under the terms so provided in the event of the change in control to the extent that provision is made in writing in connection with such change in control for the assumption or continuation of such awards, or for the substitution for such awards with new awards, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices of options and share appreciation rights.

In summary, a change in control under the 2017 Plan occurs if:

•	a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of more than 50% of the total voting shares in Holdco’s capital, on a fully diluted basis;

•	individuals who on the effective date of the 2017 Plan constitute Holdco’s Board (together with any new directors whose election by Holdco’s Board or whose nomination by Holdco’s Board for election by Holdco’s shareholders was approved by a vote of at least a majority of the members of Holdco’s Board then in office who either were members of Holdco’s Board on the effective date of the 2017 Plan or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of Holdco’s Board then in office;

•	Holdco consolidates with, or merge with or into, any individual, corporation, partnership or any other entity or organization (a “Person”), or any Person consolidates with, or merges with or into, Holdco, other than any such transaction in which the holders of securities that represented 100% of the voting shares in Holdco’s capital immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting shares of the surviving Person in such merger or consolidation transaction immediately after such transaction;

•	there is consummated any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of Holdco’s assets and the assets of Holdco’s subsidiaries, taken as a whole, to any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act); or

•	the commencement of a liquidation, winding up or dissolution of Holdco, which was approved by Holdco’s shareholders.

Adjustments for Share Splits and Similar Events. If the number of Holdco’s ordinary shares is increased or decreased or Holdco’s ordinary shares are changed into or exchanged for a different number of Holdco’s ordinary shares or kind of Holdco’s capital stock or other securities on account of any recapitalization, reclassification, share split, reverse share split, spinoff, combination of shares, exchange of shares, share dividend or other distribution payable in capital stock and certain other events, Holdco’s compensation committee will make adjustments in the manner and to the extent it considers appropriate and equitable to the grantees and consistent with the terms of the 2017 Plan to the number and kind of shares that may be issued under the 2017 Plan, the individual limitations on awards described above and the number and kind of shares subject to outstanding awards.

Amendment or Termination. Holdco’s Board may amend, suspend or terminate the 2017 Plan at any time; provided that no amendment, suspension or termination may adversely impair the rights of grantees under outstanding awards without the grantees’ consent. Holdco’s shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. The 2017 Plan will have a term of ten years, but may be terminated by Holdco’s Board at any time.

In connection with the Business Combination, Holdco intends to grant an award of restricted shares to each of Holdco’s executive officers, which will have the following aggregate grant date fair values: Bruce Wardinski, $2,600,000; Alex Stadlin, $1,550,000; Larry Harvey, $1,000,000; and Kevin Froemming, $900,000.

Other Compensation

Holdco expects to maintain various employee benefit plans, including medical, dental, disability insurance, life insurance and 401(k) plans, in which its executive officers will participate. The plans under which these benefits will be offered are not expected to discriminate in scope, terms or operation in favor of executive officers and will be available to all full-time employees.

Deductibility of Executive Compensation

Section 162(m) of the U.S. Tax Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the Chief Executive Officer and the three other most highly-paid executive officers (other than a company’s Chief Executive Officer and Chief Financial Officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by shareholders, are excluded from the deduction limit. Holdco expects its policy will be to qualify compensation paid to its executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, Holdco’s compensation committee may authorize compensation that would not be deductible under Section 162(m) of the U.S. Tax Code or otherwise if it determines that such compensation is in the best interests of Holdco and its shareholders.

Director Compensation

Each of Holdco’s non-executive directors will receive an annual grant of Holdco Shares with a value of $75,000, which is expected to vest immediately, and an annual cash retainer of $60,000, payable quarterly, for services as a director. The Lead Independent Director will receive an additional annual cash retainer of $20,000, the chairs of the Audit Committee and Compensation Committee will each receive an additional annual cash retainer of $15,000 and the chair of the Nominating and Governance Committee will receive an additional annual cash retainer of $7,500, in each case, payable quarterly. Each non-executive director will be entitled to elect to receive his or her annual cash retainer in the form of Holdco Shares at their value on the grant date. Directors who are Holdco employees or are employees of Holdco’s subsidiaries will not receive compensation for their services as directors. All of Holdco’s directors will be reimbursed for their out-of-pocket expenses incurred in connection with the performance of Holdco Board duties and receive discounts on stays at Playa hotels. Mr. Peterson has agreed to waive his annual grant of Holdco Shares for the first three years after the Business Combination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pace Relationships and Related Party Transactions

Founder Shares

On June 30, 2015, Pace Sponsor purchased 10,062,500 Founder Shares for $25,000, or approximately $0.002 per share. On September 4, 2015, Pace Sponsor transferred 35,000 Founder Shares to each of Pace’s four independent directors at their original purchase price. Immediately prior to the pricing of the Pace IPO, on September 10, 2015, the board of directors of Pace effected a capitalization of 1,437,500 Founder Shares to the Pace Initial Shareholders, resulting in an aggregate issuance of 11,500,000 Founder Shares of which 1,500,000 shares were subject to forfeiture by Pace Sponsor if the underwriters’ over-allotment option was not exercised in full by a specified date. On October 25, 2015, Pace Sponsor forfeited 250,000 Founder Shares on the expiration of the unexercised portion of the underwriters’ over-allotment option. Following the capitalization and forfeiture, Pace Sponsor held 11,090,000 Founder Shares and each of Pace’s four independent directors held 40,000 Founder Shares.

The Founder Shares are identical to the Class A Shares included in the public units, except that (i) the Founder Shares are subject to certain transfer restrictions, (ii) the Initial Shareholders, officers and directors of Pace have entered into a letter agreement with Pace, pursuant to which they have agreed (a) to waive their redemption rights with respect to their Founder Shares and public shares owned in connection with the completion of an initial business combination, (b) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Pace fails to complete an initial business combination by September 16, 2017 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Pace fails to complete its initial business combination within such time period), and (c) the Pace Initial Shareholders, directors and officers agreed to vote their Founder Shares and any public shares purchased during or after the Pace IPO in favor of the Business Combination and (iii) the Founder Shares are automatically convertible into Class A Shares at the time of the Business Combination on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained in Pace’s amended and restated memorandum and articles of association.

Subscription Agreements

The PHC Investors have entered into the PHC Subscription Agreements with Pace and Holdco, pursuant to which the PHC Investors have committed to purchase 1,015,000 Class A Shares for a purchase price of $10.00 per share, or an aggregate of $10,150,000. The PHC Investors may assign their rights under the PHC Subscription Agreements to one or more parties, subject to compliance with the securities laws. The closings under the Subscription Agreements will occur substantially concurrently with the closing of the Business Combination and are conditioned thereon and on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) the termination of the Transaction Agreement in accordance with its terms, (ii) the mutual written agreement of the parties and (iii) if any of the conditions to the closing are not satisfied on or prior to the closing date. The number of Class A Shares the PHC Investors are committed to purchase in the Private Placement will be reduced by the number of Holdco Shares sold by Holdco in the Playa Employee Offering.

In addition, Pace and Holdco entered into the Investor Subscription Agreements with the Investors, certain of whom are affiliated with entities in the travel and tourism industry. Although none of Pace, Playa or Holdco currently has any relationships with any of these Investors or the entities with which they are affiliated, Holdco may enter into such relationships in the future.

Private Placement Warrants

Prior to the close date of the Pace IPO, Pace Sponsor purchased 22,000,000 Private Placement Warrants at a price of $0.50 per Private Placement Warrant, or $11,000,000, in a private placement. Each Private Placement Warrant entitles the holder to purchase one-third of one Class A Share for one-third of $11.50 per one-third share. Private Placement Warrants may not be redeemed by Pace so long as they are held by Pace Sponsor or its permitted transferees. If any Private Placement Warrants are transferred to holders other than Pace Sponsor or its permitted transferees, such Private Placement Warrants will be redeemable by Pace and exercisable by the holders on the same basis as the public warrants included in the units sold in the Pace IPO. Pace Sponsor or its permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis.

If Pace does not complete an initial business combination by September 16, 2017, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Class A Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants hold registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that Pace register the Private Placement Warrants,

Class A Shares underlying the Private Placement Warrants and Class F Shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by Pace subsequent to its completion of an initial business combination and rights to require Pace to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Pace will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period. Pace will bear the expenses incurred in connection with the filing of any such registration statements.

At the closing of the Business Combination, Holdco will enter into a Registration Rights Agreement, with the Restricted Shareholders, which will replace the existing registration rights agreement. Pursuant to the Registration Rights Agreement, the Restricted Shareholders will be entitled to certain registration rights. For more information about the Registration Rights Agreement, please see the section entitled “The Transaction Agreement and Related Agreements — Related Agreements — Registration Rights Agreement.”

Related Party Notes

Between June 3, 2015 (inception) and September 16, 2015 (the close date of the Pace IPO), Pace Sponsor loaned Pace $300,000 in unsecured promissory notes. The funds were used to pay up front expenses associated with the Pace IPO. These notes were non-interest bearing and were repaid in full to Pace Sponsor on September 16, 2015.

On November 10, 2016, Pace issued an unsecured promissory note to Pace Sponsor to advance Pace up to $1,250,000. The note does not bear interest. Payment of all unpaid principal under the note is due and payable in full on the first to occur of (i) September 15, 2017, or (ii) the date on which Pace consummates a business combination.

Administrative Services Agreement

On September 10, 2015, Pace entered into an agreement to pay monthly recurring expenses of $10,000 for office space, administrative and support services to an affiliate of Pace Sponsor effective September 16, 2015. The agreement terminates upon the earlier of the completion of an initial business combination or the liquidation of Pace. For the three and nine months ended September 30, 2016, Pace incurred expenses of $30,000 and $90,000, respectively, under this agreement.

Playa Relationships and Related Party Transactions

Sub-lease Agreement

Playa USA, entered into a sub-lease agreement with Barceló Crestline, an affiliate of Playa’s prior parent, dated as of February 15, 2012, for office space in Fairfax, Virginia. The sub-lease agreement was assigned by Barceló Crestline to Crestline Hotels on July 18, 2013. Crestline Hotels leases the office space from an entity that is owned by Bruce D. Wardinski, Playa’s Chairman and Chief Executive Officer. The sub-lease agreement was further assigned by Playa USA to Playa Management on April 1, 2014. The sub-lease consideration is based on the number of rentable square feet occupied by Playa Management relative to the total number of square feet under the lease agreement, as well as Playa Management’s allocable share of operating costs, such as utility costs and common area costs. As of September 30, 2016, Playa Management sub-leased approximately 11,000 square feet of office space and the annualized amount payable by it was approximately $1,100,000, which includes amounts related to certain shared administrative functions, such as mailroom and certain leasehold improvements. Of this amount, approximately $500,000 is payable annually to the entity owned by Playa’s Chairman and Chief Executive Officer.

Office Space Lease

Certain of Playa’s Mexican subsidiaries, which Playa acquired from the BD Real Shareholder in Playa’s formation transactions, entered into three lease agreements with an affiliate of the BD Real Shareholder on December 1, 2009 and one lease agreement on May 2, 2011, pursuant to which the subsidiaries leased office space in Cancún, Mexico. These lease agreements were replaced by two lease agreements entered into by Playa Resorts Management Mexico, S. de R.L. de C.V. (“Playa Mexico”), one of Playa’s subsidiaries, and dated July 1, 2014 and May 1, 2015, pursuant to which Playa Mexico leases 200 square meters and 800 square meters of office space, respectively, used by Playa Mexico and other of Playa’s corporate personnel. The lease agreements expire in June 2018 and November 2018, respectively, and Playa Mexico may terminate the agreements at any time with 60 days’ notice. The current annual lease payment under the lease agreements is, in the aggregate, approximately $0.2 million, including allocable share of maintenance costs.

Hyatt Agreements

Hyatt Subscription Agreement

On July 15, 2013, Playa entered into a subscription agreement with HI Holdings Playa, a wholly-owned subsidiary of Hyatt (the “Hyatt Subscription Agreement”). Pursuant to the Hyatt Subscription Agreement, HI Holdings Playa purchased from Playa 14,285,714 ordinary shares at a purchase price of $7.00 per share, for an aggregate purchase price of $100,000,000, and 26,785,714 preferred shares, at a purchase price of $8.40 per share, for an aggregate purchase price of $225,000,000.

Playa agreed under the Hyatt Subscription Agreement to indemnify HI Holdings Playa for any breaches of Playa’s representations, warranties and agreements in the Hyatt Subscription Agreement, which indemnity is generally subject to (i) a deductible of $10 million and (ii) a cap of $50 million (other than for breaches of Company Fundamental Representations (as defined in the Hyatt Subscription Agreement, including representations regarding valid issuance of Playa’s ordinary shares and preferred shares, Playa’s organization, Playa’s capitalization and due authorization of the transactions), for which Playa’s indemnification liability is capped at $325 million). The representations and warranties Playa made and Playa’s related indemnification obligations survive for varying periods from the closing date of the transactions contemplated in the Hyatt Subscription Agreement. Most of these representations have expired, but others are still in force (e.g., certain tax representations survive until the expiration of the applicable statute of limitations, and certain representations as to title of property survive indefinitely). In addition, Playa has agreed under the Hyatt Subscription Agreement to indemnify HI Holdings Playa for:

•	losses arising from the lack of operating licenses and noncompliance with certain environmental regulations at certain of Playa’s resorts in the Dominican Republic (subject to a deductible of $500,000 and the $50 million cap described above);

•	losses suffered by HI Holdings Playa (including, without limitation, its pro rata share on an As-Converted Basis (as defined in the Investors Agreement) of losses suffered by Playa or certain of Playa’s subsidiaries) resulting from, based upon or related to, in whole or in part, any failure of Playa or certain of Playa’s subsidiaries or any other person that is or has been affiliated with Playa to (x) timely pay or reserve, or cause to be paid or reserved, all taxes required to be paid or reserved for by any of them in relation to activities, arrangements and transactions undertaken prior to August 9, 2013 to sell, market, promote or otherwise offer hotel rooms owned by Playa or certain of Playa’s subsidiaries (or any other person that is or has been affiliated with Playa) and (y) accurately prepare and timely file, or cause to be accurately prepared and timely filed, with the appropriate taxing authorities all required tax returns related thereto (subject to a cap of $20 million);

•	losses arising from or based upon any untrue statement or alleged untrue statement of a material fact (except to the extent based on information supplied by HI Holdings Playa) contained in the offering memorandum for Playa’s Initial Notes, any amendment or supplement thereto, or in any materials or information provided to investors in the offering of Playa’s Initial Notes by, or with the approval of, Playa in connection with the marketing of Playa’s Initial Notes (which indemnity will not be subject to any of the deductible and cap limitations referred to above); and

•	losses arising from Playa’s obligation to indemnify Playa’s prior parent for certain transaction-related taxes (which indemnity will not be subject to any of the deductible and cap limitations referred to above and which will be proportionally adjusted to HI Holdings Playa’s percentage ownership of Playa’s ordinary shares).

Any indemnity liability owed by Playa to HI Holdings Playa under the Hyatt Subscription Agreement shall be payable, at Playa’s election, in immediately available funds and/or (so long as the Fair Market Value of Playa’s ordinary shares exceeds $3.50 per share (as adjusted for share splits, combinations and other similar events relating to the ordinary shares)) in additional ordinary shares. “Fair Market Value” shall be the amount agreed by Playa and HI Holdings Playa or, if no agreement is reached within 15 days of Playa’s election to pay in shares, determined by valuation experts appointed by the parties in accordance with a specified timetable.

The Hyatt Subscription Agreement is governed by Dutch law, with any disputes arising thereunder subject to binding arbitration in accordance with the rules of the Netherlands Arbitration Institute.

Hyatt Resort Agreements

Each of Playa’s subsidiaries that is an owner of an all-inclusive resort operating under one or both of the Hyatt All-Inclusive Resort Brands has signed a franchise agreement and related services agreements with Hyatt governing the operation of that resort. Holdco will manage all of those resorts under a management agreement with the Resort Owner.

Under the Hyatt franchise agreement, Hyatt grants the Resort Owner the right, and the Resort Owner undertakes the obligation, to use Hyatt’s hotel system and system standards to build or convert and operate the resort. Each franchise agreement has a 15-year term from the resort’s opening date and Hyatt has two options to extend the term for an additional term of five years each, or 10 years in the aggregate. Hyatt provides initial and ongoing training and guidance, marketing assistance, and other assistance to the Resort

Owner (and Playa as the resort’s manager) in connection with the resort’s development and operation. As part of this assistance, Hyatt reviews and approves the initial design and related elements of the resort. Hyatt also arranges for the provision of certain mandatory services, as well as (at the Resort Owner’s option) certain non-mandatory services, relating to such resort’s development and operation. In return, the Resort Owner agrees to operate the resort according to Hyatt’s operating procedures and its brand, quality assurance and other standards and specifications. This includes complying with Hyatt’s requirements relating to the central reservation system, global distribution systems and alternative distribution systems.

While Playa did not pay any application fees for Playa’s existing Hyatt All-Inclusive Resort Brand resorts, the Resort Owners (including Playa) for any new Hyatt All-Inclusive Resort Brand resorts will be required to pay an application fee to Hyatt. The Resort Owners also pay Hyatt an ongoing franchise fee for all Hyatt All-Inclusive Resort Brand resorts.

Subject to its obligations under the Hyatt Strategic Alliance Agreement, Hyatt is free to develop or license other all-inclusive resorts in the Market Area, even under the Hyatt All-Inclusive Resort Brands. Additionally, outside of the Market Area, Hyatt is free to develop or license other all-inclusive resorts under the Hyatt All-Inclusive Resort Brands and other Hyatt brands at any time. Similarly, subject to Playa’s obligations under the Hyatt Strategic Alliance Agreement, Playa is allowed to operate any all-inclusive resort under a Playa-Developed Brand, such as the Panama Jack brand, under the Hyatt franchise agreements, provided that Playa implement strict informational and operational barriers between Playa’s operations with respect to the Playa-Developed Brand and Playa’s operations with respect to the Hyatt All-Inclusive Resort Brands. Under the Hyatt franchise agreements, if any Brand Owner or Restricted Brand Company acquires any ownership interest in Playa, Playa is required to implement strict informational and operational barriers between Playa’s operations with respect to such brand and Playa’s operations with respect to the Hyatt All-Inclusive Resort Brands. Such information and operational barriers generally include restrictions on sharing of any Hyatt-related confidential or propriety information with or participation of certain personnel employed by Playa in the strategic direction or operations of any hotel owned by a Brand Owner or a Restricted Brand Company.

Pursuant to the Hyatt franchise agreements, until (i) Playa have less than three franchise agreements in effect for the operation of Hyatt-branded resorts and (ii) Hyatt owns less than 15% (on a fully-diluted, as-converted basis) of Playa’s ordinary shares, Playa may not:

•	own, invest in, acquire, develop, manage, operate or lease, or become a licensee or franchisee with respect to, any all-inclusive resorts, wherever located, operating under a “Restricted Brand” (which means any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company); or

•	invest in, accept an investment from, lend money to, accept a loan from, or participate in a joint venture or other arrangement with any Restricted Brand Company, except as expressly permitted under the Hyatt franchise agreements.

If Playa violates the aforementioned prohibitions and restrictions in the Hyatt franchise agreements, Hyatt may terminate all (but not less than all) of its franchise agreements with Playa, provided that Hyatt delivers a termination notice to Playa within 180 days as specified in the franchise agreement, and Playa will be subject to liquidated damage payments to Hyatt.

A “Playa-Developed Brand” is a hotel concept or brand for all-inclusive resorts developed or acquired by Playa, of which Playa is the franchisor, licensor or owner, or for which Playa is the exclusive manager or operator, which brand is an upper upscale or higher standard, but does not include any existing hotel concept or brand that was owned by Playa prior to September 1, 2016.

A “Restricted Brand” means any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company. A “Restricted Brand Company” means each of Marriott International, Hilton Worldwide Inc., Starwood Hotels & Resorts Worldwide, Inc., InterContinental Hotels Group, Accor Hotels Worldwide or any of their respective affiliates or successors.

Pursuant to the Hyatt franchise agreements and Playa’s articles of association, subject to certain exceptions, (a) a Brand Owner is prohibited from acquiring Playa’s shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of Playa’s outstanding shares, and (b) a Restricted Brand Company is prohibited from acquiring Playa’s shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of Playa’s outstanding shares. Upon becoming aware of either share cap being exceeded, Playa will send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the Shareholder Rights of the shares exceeding the share cap. If such excess shares are not disposed by such time, (i) the Shareholder Rights on all shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) Playa will be irrevocably authorized under Playa’s articles of association to transfer excess shares to a foundation until sold to a third party. Playa’s franchise agreements provide that if the excess shares are not transferred to a foundation or an unaffiliated third party within 30 days following the earlier of the date on which a public filing is made with respect to either share cap being exceeded and the date Playa becomes aware of either share cap being exceeded as provided in the Hyatt franchise agreements, Hyatt will have the right to terminate all (but not less than all) of its franchise agreements with Playa, provided that Hyatt delivers a termination notice to Playa within 180 days as specified in the franchise agreement, and Playa will be subject to liquidated damage payments to Hyatt. A “Brand Owner” is any entity that (a) is a franchisor, licensor or owner of a Competing Brand (as defined below) or manages or otherwise operates hotels exclusively for the franchisor, licensor or owner of a Competing Brand (a “Brand Company”), (b) has an affiliate that is a Brand Company or (c) has a direct or indirect owner that is a Brand Company. A “Competing Brand” is a hotel concept or brand for all-inclusive hotels or resorts that has at least 12 hotels operating under that concept’s or brand’s trade name(s) anywhere in the world and that directly competes with any Hyatt All-Inclusive Resort Brand resort. The restriction on ownership by a Brand Owner will apply during the terms of Playa’s Hyatt franchise agreements and the restrictions on ownership by a Restricted Brand Company will apply until Playa has less than three franchise agreements in effect for the operation of Hyatt All-Inclusive Resort Brand resorts and Hyatt owns less than 15% (on a fully-diluted, as-converted basis) of Playa’s shares, after which point the restriction on ownership by a Brand Owner will apply to that Restricted Brand Company (if it is a Brand Owner). The beneficial ownership in the aforementioned restrictions is determined under Rule 13d-3 promulgated under the Exchange Act.

Hyatt may also terminate all (but not less than all) of the Hyatt franchise agreements, provided that Hyatt delivers a termination notice to Playa within 180 days as specified in the franchise agreement, and Playa will be subject to liquidated damage payments to Hyatt if either (i) the Hyatt franchise agreements for three or more Hyatt All-Inclusive Resort Brand resorts have been terminated, or (ii) the Hyatt franchise agreements for 50% or more of the Hyatt All-Inclusive Resort Brand resorts (rounded up to the nearest whole number) have been terminated.

The Hyatt franchise agreements require Playa to pay liquidated damages to Hyatt if a franchise agreement is terminated under certain circumstances. The liquidated damages will be calculated in accordance with the various formulas set forth in a franchise agreement depending on the circumstances under which such franchise agreement is terminated. Further, the amount of liquidated damages will be increased if a franchise agreement is terminated due to the breach of the aforementioned restrictions on Playa’s activities and limits on the beneficial ownership of Playa’s ordinary shares.

In addition to the Hyatt franchise agreement, each Resort Owner has signed the following other agreements with Hyatt pertaining to the development and operation of the applicable Hyatt All-Inclusive Resort Brand resort:

•	Under the trademark sublicense agreement, Hyatt grants a sublicense to the Resort Owner to use the Hyatt All-Inclusive Resort Brands and other proprietary marks, copyrighted materials, and know-how in the development and operation of the resort. The Resort Owner (and Playa as the resort’s manager) must follow the rules and standards that Hyatt periodically specifies pertaining to the use and protection of its intellectual property. The Resort Owner pays Hyatt’s sublicensing fees.

•	Under the Gold Passport frequent stayer program agreement, Hyatt LACSA Services, Inc. (“Hyatt LACSA”) provides the Resort Owner with various services related to the Hyatt Gold Passport® guest loyalty program (and its successor program) and the provision of preferences to the frequent guests of the Hyatt resorts. Participation in the program includes the agreement of each Resort Owner to allow the Hyatt Gold Passport® guest loyalty program members to earn points in connection with stays at the resort and redeem the points at the resort. Hyatt LACSA also provides the Resort Owner with program services relating to various frequent flyer programs that various airlines operate. Participation in the program includes allowing members of the airline programs to earn miles in connection with their qualified stays at the resort and redeem miles at the resort. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services and Hyatt LACSA (or its affiliates) pays the Resort Owner a per-formula share of the revenue from stays by Hyatt Gold Passport® guest loyalty program members who use points to pay for their hotel accommodations.

•	Under the chain marketing services agreement, Hyatt LACSA provides (or causes to be provided) various marketing services to the Resort Owner, including business leads, convention sales services, business sales service and sales promotion services (including the maintenance and staffing of Hyatt’s home office sales force and regional sales offices in various parts of the world), publicity, marketing to targeted, highly-valued frequent travelers via various methods of communication, arrangement of surveys designed to better understand motivation, satisfaction and needs of hotel guests, public relations, and all other group benefits, services and facilities, to the extent appropriate and caused to be furnished to other relevant participating hotels and resorts. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services.

•	Under the reservations agreement, Hyatt LACSA provides electronic and voice reservation services through the use of the following reservation methods and technologies: (a) telephone reservations arranged through the international reservation centers located, from time to time, in various locations throughout the world; (b) reservations through the websites of Hyatt LACSA and its affiliates; and (c) reservations through connection to global distribution systems such as Amadeus/System One, Apollo/Galileo, Sabre (Abacus) and Worldspan. The reservations services also include the maintenance of the computers and related equipment and staffing of Hyatt LACSA’s (and its affiliates’) reservation centers located throughout the world and related research and development activities to support such reservation centers. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services.

During the years ended December 31, 2015 and 2014, Playa incurred approximately $6.2 million and $3.6 million, respectively, in fees pursuant to the Hyatt Resort Agreements. Playa incurred approximately $7.9 million and $2.9 million in fees pursuant to the Hyatt Resort Agreements during the nine months ended September 30, 2016 and 2015, respectively.

Please see the section entitled “Risk Factors — Risks Related to ownership of Holdco Shares — Holdco’s relationship with Hyatt may deteriorate and disputes between Hyatt and Holdco may arise. The Hyatt relationship is important to Holdco’s business and, if it deteriorates, the value of Holdco’s portfolio could decline significantly, and it could have a material adverse effect on Holdco, including its business, financial condition, liquidity, results of operations and prospects” for additional information. The Hyatt relationship is important to Playa’s business and, if it deteriorates, the value of Playa’s portfolio could decline significantly, and it could otherwise have a material adverse effect on Playa, including Playa’s financial condition, liquidity, results of operations and prospects.

The Hyatt Strategic Alliance Agreement

Playa has entered into the Hyatt Strategic Alliance Agreement with Hyatt pursuant to which Playa and Hyatt have provided each other a right of first offer with respect to any Development Opportunity in the Market Area. If Playa intends to accept a Development Opportunity, Playa must notify Hyatt of such Development Opportunity and Hyatt has 10 business days to notify Playa of its decision to either accept or reject this Development Opportunity. If Hyatt accepts the Development Opportunity, Playa must negotiate in good faith with Hyatt the terms of a franchise agreement and related documents for a Hyatt All-Inclusive Resort Brand with respect to such property, provided that Playa acquire such property on terms acceptable to Playa within 60 days of offering such opportunity to Hyatt. If Hyatt intends to accept a Development Opportunity, Hyatt must notify Playa and Playa has to notify Hyatt within 10 business days of Playa’s decision to either accept or reject this Development Opportunity. If Playa accepts the Development Opportunity, Hyatt must negotiate in good faith with Playa the terms of a management agreement and other documents under which Playa would manage such Hyatt All-Inclusive Resort Brand resort (subject to a franchise agreement between Hyatt and the affiliate of Hyatt that would own such property), provided that Hyatt acquires such property on terms acceptable to it within 60 days of offering such opportunity to Playa. If Playa or Hyatt fail to notify each other of its decision within the aforementioned 10 business day period, or if Playa or Hyatt fail to acquire the property related to a Development Opportunity within the aforementioned 60-day period, such right of first offer will expire and Playa or Hyatt will be able to acquire, develop and operate the property related to such Development Opportunity free of any restrictions. In addition, if either party is approached by a third party with respect to the management or franchising of an all-inclusive resort in the Market Area, and such third party has not identified a manager or franchisor for the resort, the parties will notify each other and provide an introduction to the third party for the purposes of negotiating a management agreement or franchise agreement, as the case may be. The Hyatt Strategic Alliance Agreement will expire on December 31, 2018 unless extended by each party.

Real Resort VAT Reimbursement

According to the master investment agreement pursuant to which Playa purchased Real Resorts, Playa is required to refund to BD Real Shareholder $4,500,000 related to certain VAT credits to which Real Resorts was or is entitled. Playa is obligated to reimburse such amount as Playa uses the VAT credits to offset Playa’s VAT liabilities. At a minimum, Playa is required to pay Real Resorts 25% of the VAT credits per year, regardless of whether such amounts have been used to offset any of Playa’s VAT liabilities. As of the date of this proxy statement/prospectus, Playa has remitted a total of $3.4 million to Real Resorts with respect to such liability leaving a remaining balance of $1,100,000.

Senior Secured Credit Facility

Affiliates of the BD Real Shareholder participate as lenders in Playa’s Term Loan portion of Playa’s Senior Secured Credit Facility in the initial principal amount of $50,000,000 in satisfaction of certain obligations in connection with Playa’s formation transactions.

BD Real Shareholder Deferred Consideration

In connection with Playa’s formation transactions and pursuant to the agreement by which Playa acquired Real Resorts, Playa is also required to pay to an affiliate of the BD Real Shareholder, in 16 quarterly payments, additional cash consideration equal to the difference between (i) $1,100,000 per quarter and (ii) any interest it receives under Playa’s Term Loan for such quarter. As of the date of this proxy statement/prospectus, Playa had five quarterly payments remaining.

Holdco Relationships and Related Party Transactions

Indemnification Agreements

Effective upon the completion of the Business Combination, Holdco’s Articles of Association will provide for certain indemnification rights for Holdco’s directors and executive officers, and Holdco will enter into an indemnification agreement with each of Holdco’s executive officers and directors providing for procedures for indemnification and advancements by Holdco of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Holdco or, at Holdco’s request, service to other entities, as officers or directors to the maximum extent permitted by Dutch law.

Review, Approval or Ratification of Transactions with Related Persons

Upon the completion of the Business Combination and consistent with Dutch law and Holdco’s Articles of Association, Holdco will adopt a code of business conduct and ethics that will prohibit directors and executive officers from engaging in transactions that may result in a conflict of interest with Holdco. The code of business conduct and ethics will include a policy requiring that Holdco’s Board review any transaction a director or executive officer proposes to have with Holdco that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, Holdco’s Board will be obligated to ensure that all such transactions are approved by a majority of Holdco’s Board (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to Holdco and on terms not less favorable to Holdco than those available from unaffiliated third parties.

BUSINESS OF PLAYA AND CERTAIN INFORMATION ABOUT PLAYA

Unless otherwise stated, references in this section to “Playa,” “we” and “us” generally refer to Playa Hotels & Resorts B.V. and its consolidated subsidiaries.

Overview

Playa is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. Playa owns a portfolio consisting of 13 resorts (6,142 rooms) located in Mexico, the Dominican Republic and Jamaica. All-inclusive resorts provide guests with an integrated experience through prepaid packages of room accommodations, food and beverage services and entertainment activities. Playa believes that its properties are among the finest all-inclusive resorts in the markets they serve. All of Playa’s resorts offer guests luxury accommodations, noteworthy architecture, extensive on-site activities and multiple food and beverage options. Playa’s guests also have the opportunity to purchase upgrades from Playa such as premium rooms, dining experiences, wines and spirits and spa packages. For the year ended December 31, 2015, Playa generated net income of $9.7 million, total revenue of $408.3 million, Net Package RevPAR of approximately $179 and Adjusted EBITDA of $101.7 million. For the nine months ended September 30, 2016, Playa generated net income of $44.8 million, total revenue of $401.4 million, Net Package RevPAR of approximately $202 and Adjusted EBITDA of $125.9 million. This represents increases from the nine months ended September 30, 2015, during which Playa generated net income of $22.9 million, total revenue of $301.3 million, Net Package RevPAR of approximately $184 and Adjusted EBITDA of $84.6 million. For the nine months ended September 30, 2016, Playa’s guest origin based on number of room nights in 2016 consisted of approximately 58% from the United States, 9% from Canada, 15% from Europe and 18% from other origins.

Playa believes that its resorts have a competitive advantage due to their location, extensive amenities, scale and guest-friendly design. Playa’s portfolio is comprised of all-inclusive resorts that share the following characteristics: (i) prime beachfront locations; (ii) convenient air access from a number of North American and other international gateway markets; (iii) strategic locations in popular vacation destinations in countries with strong government commitments to tourism; (iv) high quality physical condition; and (v) capacity for further revenues and earnings growth through incremental renovation or repositioning opportunities.

Playa focuses on the all-inclusive resort business because Playa believes it is a rapidly growing segment of the lodging industry that provides its guests and it with compelling opportunities. Playa’s all-inclusive resorts provide guests with an attractive vacation experience that offers value and a high degree of cost certainty, as compared to traditional resorts, where the costs of discretionary food and beverage services and other amenities can be unpredictable and significant. Playa believes that the all-inclusive model provides it with more predictable revenue, expenses and occupancy rates as compared to other lodging industry business models because, among other reasons, guests at all-inclusive resorts often book and pay for their stays further in advance than guests at traditional resorts. Since stays are generally booked and paid for in advance, customers are less likely to cancel, which allows Playa to manage on-site expenses and protect operating margins accordingly. These characteristics of the all-inclusive model allow Playa to more accurately adjust certain operating costs in light of expected demand, as compared to other lodging industry business models. Playa also has the opportunity to generate incremental revenue by offering upgrades, premium services and amenities not included in the all-inclusive package. For the year ended December 31, 2015, approximately 53% of Playa’s guests came from the United States. Playa believes that guests from the United States purchase upgrades, premium services and amenities that are not included in the all-inclusive package more frequently than guests from other markets.

Playa’s portfolio consists of resorts marketed under a number of different all-inclusive brands. Hyatt Ziva, Gran and Dreams are all-ages brands. Hyatt Zilara, THE Royal and Secrets are adults-only brands. Playa has also entered into an exclusive agreement with Panama Jack that provides Playa with the right to develop and own, and/or manage all-inclusive resorts under the Panama Jack brand in certain regions. Playa has agreed to rebrand two of its resorts under the Panama Jack brand. Playa believes that these brands enable it to differentiate its resorts and attract a loyal guest base.

Playa has a strategic relationship with Hyatt, a global lodging company with widely recognized brands, pursuant to which Playa jointly developed the standards for the operation of the Hyatt All-Inclusive Resort Brands. Playa currently is the only Hyatt-approved operator of the Hyatt All-Inclusive Resort Brands and Playa has rebranded five of its resorts under the Hyatt All-Inclusive Resort Brands since 2013. Pursuant to the Hyatt Strategic Alliance Agreement, Playa and Hyatt have provided each other a right of first offer through 2018 with respect to any Development Opportunity in the Market Area. Specifically, if Playa intends to accept a Development Opportunity in the Market Area (and if Hyatt exercises the right of first offer), Playa must negotiate in good faith with Hyatt the terms of franchise agreement and related documents with respect to such property, provided that Playa acquires such property on terms acceptable to it within 60 days of offering such opportunity to Hyatt, and if Hyatt intends to accept a Development Opportunity in the Market Area (and if Playa exercises the right of first offer), Hyatt must negotiate in good faith with Playa the terms of a management agreement and other documents under which Playa would manage the resort (subject to a franchise agreement between Hyatt and the affiliate of Hyatt that would own such property), provided that Hyatt acquires such property on terms acceptable to it within 60 days of offering such opportunity to Playa. The Hyatt Strategic Alliance Agreement also provides that if either party is approached by a third party with respect to the management or franchising of an all-inclusive resort in the Market Area, and such third party has not identified a manager or franchisor for the resort, the parties will notify each other and provide an introduction to the third party for the purposes of negotiating a management agreement or a franchise agreement, as the case may be.

In addition to creating potential future opportunities to expand Playa’s business, Playa believes that its strategic relationship with Hyatt will further establish Playa as a leader in the all-inclusive resort business by providing its Hyatt All-Inclusive Resort Brand resorts access to Hyatt’s distribution channels and guest base that includes leisure travelers. Playa believes that its strategic relationship with Hyatt and the increasing awareness of Playa’s all-inclusive resort brands among potential guests will enable Playa to increase the number of bookings made through lower cost sales channels, such as direct bookings through Hyatt, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts, and Playa’s company and resort websites. For the nine months ended September 30, 2016, 35% of the bookings at Playa’s Hyatt All-Inclusive Resort Brand resorts came from direct, group and Gold Passport sources, as compared to 10% of the bookings at Playa’s other resorts. In connection with the Business Combination, pursuant to the terms of the Securities Purchase Agreement between Pace, Playa and HI Holdings Playa B.V., in the event Pace shareholders redeem in excess of $125,000,000 of Class A Shares, Hyatt has committed to convert up to $50 million of its preferred shares currently owned by Hyatt into Holdco Shares on the Closing Date of the Business Combination and the purchase by Holdco of the remaining portion of Hyatt’s preferred shares that it has not committed to convert. Assuming no such conversion, Hyatt will beneficially own approximately 11% of Holdco’s ordinary shares upon completion of the Business Combination.

Playa’s Competitive Strengths

Playa believes the following competitive strengths distinguish Playa from other owners, operators, developers and acquirers of all-inclusive resorts:

•	Premier Collection of All-Inclusive Resorts in Highly Desirable Locations. Playa’s goal is to be the leading owner, operator and developer of all-inclusive resorts in the markets it serves and to generate attractive risk-adjusted returns and provide long-term value appreciation to its shareholders. In pursuit of this goal, Playa will seek to leverage its senior management team’s operational expertise and experience in acquiring, expanding, renovating, repositioning, rebranding and managing resorts. In addition, upon the completion of the Business Combination, as the only publicly-traded company focusing exclusively on the all-inclusive segment of the lodging industry, Playa believes that Holdco will be well-positioned to acquire additional all-inclusive resorts and traditional resorts or hotels that it can convert to the all-inclusive model, as it seeks to aggregate an increasingly larger portfolio in the highly fragmented all-inclusive segment of the lodging industry. Playa believes that its portfolio represents a premier collection of all-inclusive resorts. Playa’s resorts, a number of which have received public recognitions for excellence, are located in prime beachfront locations in popular vacation destinations, including Cancún, Playa del Carmen, Puerto Vallarta and Los Cabos in Mexico, Punta Cana in the Dominican Republic and Montego Bay in Jamaica. Guests may conveniently access Playa’s resorts from a number of North American and other international gateway markets. Playa’s portfolio has been well-maintained and, in some cases, recently renovated and is in excellent physical condition. Since January 2014, Playa has made $228.5 million, or approximately $109,200 per room, of development capital improvements at four of its resorts, which included the addition of 362 rooms. Certain of Playa’s resorts have received public recognitions for excellence, including the Royal Playa del Carmen, which was named one of TripAdvisor Travelers’ Choice Top 25 All-Inclusive Resorts in the World for 2015, the Hyatt Zilara Cancún, which was ranked twelfth of all hotels in the world by TripAdvisor Travelers’ Choice in 2015, and the Hyatt Ziva Cancún, which was awarded AAA Four Diamond status and was named the Best All-Inclusive Resort for 2016 by Destination Wedding & Honeymoons.

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Recently Renovated Portfolio with Significant Embedded Growth Opportunities. Playa believes there are significant opportunities within its portfolio to increase revenue and Adjusted EBITDA from the recently completed expansion, renovation, repositioning and rebranding of certain of its resorts. By redeveloping and rebranding Playa’s properties and offering additional amenities to its guests, Playa endeavors to increase both occupancy and Net Package ADR at these properties in order to achieve attractive risk-adjusted returns on its invested capital. For example, in late 2014, Playa completed the process of expanding, renovating, repositioning and rebranding its Jamaica resort, which was formerly operated as a Ritz-Carlton hotel by the previous owner. The property was rebranded under both the all-ages Hyatt Ziva brand and the adults-only Hyatt Zilara brand. For the nine months ended September 30, 2016, Playa’s Hyatt Ziva and Hyatt Zilara Rose Hall resort in Jamaica generated net income of $6.3 million and Adjusted EBITDA of $11.8 million. In addition, in late 2015 Playa completed the expansion and renovation of the resort formerly known as Dreams Cancún, and Playa rebranded it as Hyatt Ziva Cancún. Playa also renovated the resort formerly known as Dreams Puerto Vallarta, and rebranded it as Hyatt Ziva Puerto Vallarta. In conjunction with these two rebrandings, Playa also internalized management and eliminated the management fees that it previously paid to a third-party manager with respect to these resorts. While all three rebranded resorts registered a combined revenue growth of 112.5% in the nine months ended September 30, 2016, compared to the corresponding 2015 period, Playa believes these resorts are still in their ramp-up phase and there is room for future growth in their operational results. Playa believes that these initiatives, which favorably impacted revenue in 2015 and the nine months ended September 30, 2016, will be significant drivers of future growth. For the nine months ended September 30, 2016, Playa’s Hyatt Ziva Cancún, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt

Zilara Cancún resorts generated a $75 increase in Net Package ADR and a $51 increase in Net Package RevPAR compared to the corresponding period in 2013. In late 2013, Playa converted the former THE Royal Cancún resort to the Hyatt Zilara Cancún, which generated a $37 increase in Net Package RevPAR for the year ended December 31, 2015, as compared to the year ended December 31, 2013 with limited investment to convert the resort. Playa also believes that Playa can generate earnings growth by internalizing, over time, resort management functions at the five resorts in its portfolio that it currently does not manage. Playa may also seek additional growth at these and other resorts through targeted, smaller investments where Playa believes it can achieve attractive risk-adjusted returns on its invested capital. For example, over the last two years, Playa has converted 128 rooms at Dreams La Romana and 120 rooms at Dreams Palm Beach to the preferred and premium categories, which generated a $25 and $24 increase in Net Package ADR for the rooms that were converted at Dreams La Romana and Dreams Palm Beach, respectively, for the year ended December 31, 2015, as compared to the year ended December 31, 2014. These increases in Net Package ADR, and thus incremental revenue, ultimately produced a return on investment from 2014 to 2015 for these projects of approximately 29%.

•	First Mover Advantage in a Highly Fragmented Industry. Playa believes that it is well-positioned to pursue acquisitions in the all-inclusive segment of the lodging industry and further establish it as a leading owner and operator of all-inclusive resorts. The all-inclusive resort segment is highly fragmented and includes numerous resorts owned and managed by smaller operators who often lack capital resources to maintain their competitive position. Playa believes that its management team’s experience with executing and integrating resort acquisitions, track record of renovating, repositioning and rebranding resorts, and relationships with premier all-inclusive resort brands, together with its developed and scalable resort management platform and strong brands, position it to grow Playa’s portfolio of all-inclusive resorts through targeted acquisitions. Playa believes that its ability to offer potential resort sellers the option of receiving Holdco’s publicly-traded securities (instead of or in combination with cash) may provide Holdco a competitive advantage over private buyers, as such securities can provide sellers potential appreciation from an investment in a diversified portfolio of assets. Playa’s senior management team’s proven track record of sourcing and executing complex acquisitions has helped establish an international network of resort industry contacts, including resort owners, financiers, operators, project managers and contractors. For example, Playa’s August 2013 acquisition of Real Resorts included the purchase of four resorts located in Cancún with a total of 1,577 rooms and a resort management company for consideration consisting of cash, debt and Playa’s preferred shares.

•	Exclusive Focus on the All-Inclusive Model. Playa believes the all-inclusive resort model is increasing in popularity as more people come to appreciate the benefits of a vacation experience that offers value and a high degree of cost certainty without sacrificing quality. Playa also believes that the all-inclusive model provides it with advantages over other lodging business models through relatively higher occupancy predictability and stability, and the ability to more accurately forecast resort utilization levels, which allows Playa to adjust certain operating costs in pursuit of both guest satisfaction and more efficient operations. Because Playa’s guests have pre-purchased their vacation packages, Playa also has the opportunity to earn incremental revenue if its guests purchase upgrades, premium services and amenities that are not included in the all-inclusive package. For the nine months ended September 30, 2016, Playa generated $52.6 million of this incremental revenue, representing an increase of 29.8% over the comparable period in the prior year.

•	Integrated and Scalable Operating Platform. Playa believes it has developed a scalable resort management platform designed to improve operating efficiency at the eight resorts Playa currently manages and enables it to potentially internalize the management of additional resorts Playa owns or may acquire, as well as to proficiently manage hotels owned by third parties. Playa’s integrated platform enables managers of each of its key functions, including sales, marketing and resort management, to observe, analyze, share and respond to trends throughout its portfolio. As a result, Playa is able to implement management initiatives on a real-time and portfolio-wide basis. Playa’s resort management platform is scalable and designed to allow it to efficiently and effectively operate a robust and diverse portfolio of all-inclusive resorts, including resorts owned by it, resorts it may acquire and resorts owned by third parties that Playa may manage for a fee in the future.

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Strategic Relationship with Hyatt to Develop All-Inclusive Resorts. Playa’s strategic relationship with Hyatt, which will beneficially own approximately 11% of Playa’s ordinary shares upon the completion of the Business Combination, provides Playa with a range of benefits, including the right to operate certain of its existing resorts under the Hyatt All-Inclusive Resort Brands in certain countries and, through 2018, certain rights with respect to the development and management of future Hyatt All-Inclusive Resort Brand resorts in the Market Area. The Hyatt Ziva brand is marketed as an all-inclusive resort brand for all-ages and the Hyatt Zilara brand is marketed as an all-inclusive resort brand for adults-only. These brands are currently Hyatt’s primary vehicle for all-inclusive resort growth and demonstrate Hyatt’s commitment to the all-inclusive model. Playa also has, with respect to its Hyatt All-Inclusive Resort Brand resorts, access to Hyatt’s lower cost distribution channels, such as Hyatt guests using the Hyatt Gold Passport® guest loyalty program (which had in excess of twenty million members as of December 31, 2015), Hyatt’s recently updated reservation system and website and Hyatt’s group sales business. Playa believes that its strategic relationship with Hyatt and the increasing awareness of its all-inclusive resort brands among potential guests will enable Playa to increase the number of bookings made through lower cost sales channels, such as direct bookings through Hyatt, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts, and Playa’s company and resort websites. For the nine months ended September 30, 2016, 35% of the bookings at Playa’s Hyatt All-Inclusive Resort Brand resorts came from direct, group and Gold Passport sources, as compared to 10% of the bookings at Playa’s other resorts.

•	Experienced Leadership with a Proven Track Record. Playa’s senior management team has an average of 28 years of experience in the lodging industry, including significant experience with all-inclusive resorts. Mr. Wardinski, Playa’s Chief Executive Officer and beneficial owner of approximately % of Playa’s ordinary shares upon the completion of the Business Combination, founded Playa’s prior parent and previously was the Chief Executive Officer of two lodging companies: Barceló Crestline, an independent hotel owner, lessee and manager; and Crestline Capital Corporation (NYSE: CLJ), a then-NYSE-listed hotel owner, lessee and manager. Mr. Wardinski was also the non-executive chairman of the board of directors of Highland Hospitality Corporation, a then-NYSE-listed owner of upscale full-service, premium limited-service and extended-stay properties. Mr. Wardinski held other leadership roles within the industry including Senior Vice President and Treasurer of Host Marriott Corporation (now Host Hotels and Resorts (NYSE: HST)), and various roles with Marriott International. Mr. Stadlin, Playa’s Chief Operating Officer and Chief Executive Officer of Playa’s resort management company, was employed by Marriott International for 33 years and spent 12 years working on Marriott International’s expansion into Latin America. Mr. Harvey, Playa’s Chief Financial Officer, has over 22 years of experience in finance and capital markets. Prior to joining Playa, Mr. Harvey was the Chief Financial Officer of Host Hotels and Resorts and currently serves as Audit Committee Chairman for American Capital Agency Corp. (NASDAQ: AGNC) and American Capital Senior Floating, Ltd. (NASDAQ: ACSF). Mr. Froemming, Playa’s Chief Marketing Officer, spent 10 years as the sales and marketing leader of Sandals Resorts International, leading the growth of its two well-known all-inclusive brands, Sandals and Beaches.

Playa’s Business and Growth Strategies

Playa’s goal is to be the leading owner, operator and developer of all-inclusive resorts in the markets it serves and to generate attractive risk-adjusted returns and provide long-term value appreciation to Holdco’s shareholders by implementing the following business and growth strategies:

•	Selectively Pursue Strategic Growth Opportunities. The all-inclusive segment of the lodging industry is highly fragmented. Playa believes that it is well positioned to grow its portfolio through acquisitions in the all-inclusive segment of the lodging industry. Playa believes that its extensive experience in all-inclusive resort operations, brand relationships, acquisition, expansion, renovation, repositioning and rebranding, established and scalable management platform and ability to offer NASDAQ-listed ordinary shares to potential resort sellers will make Playa a preferred asset acquirer. Playa intends to pursue acquisitions, either alone or with partners, of all-inclusive resorts that Playa believes are undermanaged or inappropriately branded, traditional resorts that can be renovated, repositioned and rebranded as all-inclusive resorts (as illustrated by Playa’s renovation, repositioning and rebranding of Playa’s Jamaica resort, which was formerly operated as a Ritz-Carlton hotel, under both the Hyatt Ziva and Hyatt Zilara brands that was completed in late 2014) and selected development projects that Playa believes will generate attractive risk-adjusted returns. Playa intends to continue to focus on the Latin American and Caribbean markets, where the all-inclusive model is well established, and Playa also intends to opportunistically pursue acquisitions in Europe and Asia over time. In addition, in an effort to strengthen its portfolio, Playa may consider selling resorts that it no longer regards as “core” resorts over time and reinvesting the net proceeds from any such sales in resorts that Playa believes offers greater growth potential or reduce its overall risk.

•	Capitalize on Internal Growth Opportunities. An important element of Playa’s strategy is to capitalize on opportunities to seek revenue and earnings growth through its existing portfolio and resort management platform. With respect to Playa’s existing portfolio, these opportunities may include resort expansions, renovations, repositionings or rebrandings. For example, in the last three years, Playa has completed three major expansion, renovation, repositioning and/or rebranding projects at Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Cancún and Hyatt Ziva Puerto Vallarta.

•	Hyatt Ziva and Hyatt Zilara Rose Hall: Playa acquired the former Ritz-Carlton Golf & Spa Resort, Rose Hall, Jamaica in August 2013 for $66.2 million. As of December 31, 2015, Playa invested approximately $87.3 million to expand, renovate and reposition this property as an all-inclusive, internally-managed resort that Playa rebranded under both the all-ages Hyatt Ziva and the adults-only Hyatt Zilara brands. Upon completion of such activities, the resort included an additional 193 luxury suites, 16 food and beverage outlets, a new 50,000 square foot food and beverage village, a renovated lobby and lobby bar and a refurbished spa. Playa commenced its repositioning activities in November 2013, and it reopened the resort in December 2014, while continuing ongoing renovation activities throughout 2015.

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Hyatt Ziva Cancún: As of December 31, 2015, Playa invested approximately $80.8 million to expand the former Dreams Cancún to add 169 rooms and rebrand the resort under the Hyatt Ziva brand as Hyatt Ziva Cancún. In addition, Playa comprehensively renovated all of the existing rooms, fully renovated the grounds, and added new pools, a spa, food and beverage outlets, and additional public areas. Amenities include gourmet dinners in showcase venues, swim-up suites and experienced on-site event planning professionals who can organize upgrades that are responsive to a guest’s needs. Playa commenced its repositioning activities in May 2014 and completed this project and reopened the resort in the fourth quarter of 2015. Playa has also internalized the management of this resort.

•	Hyatt Ziva Puerto Vallarta: As of December 31, 2014, Playa invested approximately $15.9 million to renovate the former Dreams Puerto Vallarta. The scope of renovation included a new lobby and public areas, significant room upgrades, three new food and beverage outlets and a new spa. The property was rebranded as the Hyatt Ziva Puerto Vallarta, and upon completion, amenities included gourmet dinners in showcase venues, swim-up suites and experienced on-site event planning professionals who can organize upgrades that are responsive to a guest’s needs. Playa commenced repositioning activities in May 2014 and completed this project and reopened the resort in December 2014. Playa has also internalized the management of this resort.

Playa has also entered into an exclusive agreement with Panama Jack that provides Playa with the right to develop and own, and/or manage all-inclusive resorts under the Panama Jack brand in certain regions, and has agreed to rebrand two of its resorts under this brand – i.e. the Gran Caribe and Gran Porto resorts. In addition, Playa intends to pursue opportunities to capitalize on its scalable and integrated resort management platform and its expertise and experience with managing all-inclusive resorts, by seeking to manage all-inclusive resorts owned by third parties for a fee and to potentially, over time, internalize the management of resorts it owns that are currently managed by a third party.

•	Seek Increased Operating Margins by Optimizing Sales Channels. For the year ended December 31, 2015, approximately 66% of Playa’s bookings were through wholesale channels, compared to 78% for the year ended December 31, 2014. For the nine months ended September 30, 2016, approximately 67% of Playa’s bookings were through wholesale channels, compared to 68% for the nine months ended September 30, 2015. Playa bears the costs of wholesale bookings (i.e., commissions), which are typically higher than those of direct guest bookings. Playa believes that its strategic relationship with Hyatt and the increasing awareness of its all-inclusive resort brands among potential guests will enable Playa to increase the number of bookings made through lower cost sales channels, such as direct bookings through Hyatt, with respect to its Hyatt All-Inclusive Resort Brand resorts, and Playa’s company and resort websites. For the nine months ended September 30, 2016, 35% of the bookings at Playa’s Hyatt All-Inclusive Resort Brand resorts came from direct, group and Gold Passport sources, as compared to 10% of the bookings at Playa’s other resorts.

Playa’s Portfolio

The following table presents an overview of Playa’s resorts, each of which Playa owns in its entirety. Playa manages eight of its resorts, and a third party, AMResorts, manages five of Playa’s resorts. No resort in Playa’s portfolio contributed more than 11.9% of its total revenue or 17.1% of its Adjusted EBITDA for the nine months ended September 30, 2016. The table below is organized by Playa’s three geographic business segments: the Yucatán Peninsula, the Pacific Coast and the Caribbean Basin.

Name of Resort	Location	Brand and Type	Operator	Year Built; Significant Renovations	Rooms
Yucatán Peninsula
Hyatt Ziva Cancún	Cancún, Mexico	Hyatt Ziva (all-ages)	Playa	1975; 1980; 1986; 2002; 2015	547
Hyatt Zilara Cancún	Cancún, Mexico	Hyatt Zilara (adults-only)	Playa	2006; 2009; 2013	307
THE Royal Playa del Carmen	Playa del Carmen, Mexico	THE Royal (adults-only)	Playa	2002; 2009	513
Gran Caribe Resort	Cancún, Mexico	Gran (all-ages) (1)	Playa	1985; 2009	470
Gran Porto Resort	Playa del Carmen, Mexico	Gran (all-ages) (1)	Playa	1996; 2006; 2012	287
Secrets Capri	Riviera Maya, Mexico	Secrets (adults-only)	AMResorts	2003	291
Dreams Puerto Aventuras	Riviera Maya, Mexico	Dreams (all-ages)	AMResorts	1991; 2009	305

Pacific Coast
Hyatt Ziva Los Cabos	Cabo San Lucas, Mexico	Hyatt Ziva (all-ages)	Playa	2007; 2009; 2015	591
Hyatt Ziva Puerto Vallarta	Puerto Vallarta, Mexico	Hyatt Ziva (all-ages)	Playa	1969; 1990; 2002; 2009; 2014	335

Caribbean Basin
Dreams La Romana	La Romana, Dominican Republic	Dreams (all-ages)	AMResorts	1997; 2008	756
Dreams Palm Beach	Punta Cana, Dominican Republic	Dreams (all-ages)	AMResorts	1994; 2008	500
Dreams Punta Cana	Punta Cana, Dominican Republic	Dreams (all-ages)	AMResorts	2004	620
Hyatt Ziva and Hyatt Zilara Rose Hall(2)	Montego Bay, Jamaica	Hyatt Ziva (all-ages) and Hyatt Zilara (adults-only)	Playa	2000; 2014	620
Total Rooms					6,142

(1)	Pursuant to an agreement with Panama Jack, Playa has agreed to rebrand this resort under the Panama Jack brand. Playa expects the rebranding to be completed in 2017.
(2)	Our Jamaica property is treated as a single resort operating under both of the Hyatt All-Inclusive Resort Brands, rather than two separate resorts.

Description of Playa’s Resorts

Playa’s Resorts in Mexico

Hyatt Ziva Cancún

Hyatt Ziva Cancún is a uniquely located all-ages resort on the Yucatán peninsula at the shore point known as Punta Cancún. The resort received the AAA Four Diamond award for both 2015 and 2016 since opening. The resort is surrounded on three sides by water and offers on-site dolphin adventures and direct access to pristine beaches. Designed by award-winning Mexican architect Ricardo Legorreta, the resort is approximately 15 minutes by car from the Cancún International Airport. The Hyatt Ziva Cancún, after an extensive $80.8 million expansion and renovation, reopened in November 2015. This resort features 547 suites ranging in size from 452 to 2,885 square feet and offers over 10,700 square feet of state-of-the-art meeting and convention space, including a ballroom that can accommodate groups of up to 500 people. The surrounding grounds have been renovated and Playa added a new pool, spa, food and beverage outlets and additional public areas. Other new amenities include gourmet dinners in showcase venues, swim-up suites and experienced on-site event planning professionals who can organize upgrades that are responsive to a guest’s needs.

Hyatt Zilara Cancún

Hyatt Zilara Cancún is an adults-only luxury resort situated in Cancún’s resort zone that was voted the twelfth best all-inclusive resort in the world by TripAdvisor’s Travelers’ Choice in 2015 and the twelfth best hotel in Mexico by TripAdvisor’s Travelers’ Choice in 2016. It has also received the AAA Four Diamond Award every year since 2011. This resort, formerly THE Royal Cancún, offers 600 feet of beach frontage and is close to Cancún’s shopping areas and nightlife. It offers swim-up suites and a recently renovated full-service spa. This 307-room resort also offers nine restaurants, seven bars, fitness center, beauty salon, gift shops, tennis court, volleyball, billiards and an Olympic-size ocean-front infinity pool. With 6,781 square feet of meeting space, the resort can accommodate groups of up to 700 people.

THE Royal Playa del Carmen

THE Royal Playa del Carmen is an adults-only luxury resort situated in the Riviera Maya, Playa del Carmen, Mexico that was voted the third best all-inclusive resort in the world by USA Today Travel Readers’ Choice for 2013 and named one of Mexico’s top 10 resorts in Cancún/Yucatán for 2013 by Condé Nast Traveler. It has also received the AAA Four Diamond Award every year since 2011. Additionally, it was named one of Travelers’ Choice top 25 All-Inclusive Resorts in The World by TripAdvisor in 2016. The resort is located near Playa del Carmen’s “Fifth-Avenue,” which is home to nightclubs, retail shops and cafes. The resort is within walking distance from the port which provides ferry services to Cozumel. This 513-room resort offers a fitness center, a full-service spa, tennis court and an Olympic-size pool. The resort offers 500 feet of beach frontage and has ten food and beverage outlets with diverse international themes, and six bars and lounges. With 6,781 square feet of meeting space, the resort can accommodate groups of up to 800 people.

Gran Caribe Resort

Gran Caribe Resort is an all-ages, Mediterranean-style resort situated in Cancún’s resort zone that received TripAdvisor’s Certificate of Excellence in 2013 and 2016. The resort features 650 feet of beach frontage and is approximately 15 minutes by car from Cancún International Airport. This 470-room resort offers a fitness center with paddle tennis courts, two pools, full-service spa, gift shop and business center. The resort also offers both a children’s club and a teens’ club. Among the offerings for guests are a water park and supervised recreational activities. The resort offers a variety of restaurants with eight food and beverage outlets and eight bars and lounges. With 9,720 square feet of meeting space, the resort can accommodate groups of up to 800 people. Pursuant to an agreement with Panama Jack, Playa has agreed to rebrand this resort under the Panama Jack brand. Playa expects the rebranding to be completed in 2017.

Gran Porto Resort

Gran Porto Resort is an all-ages resort situated in the Riviera Maya, Playa del Carmen, Mexico, which was named RCI Gold Crown Resort in 2012 and 2013 and has also received TripAdvisor’s Certificate of Excellence in 2012 and 2016. The resort features 650 feet of beach frontage and is approximately 30 minutes by car from Cancún International Airport. It is located near the Mayan Riviera eco-archaeological theme park and Playa del Carmen’s “Fifth-Avenue Shops” and is within walking distance from the port that provides ferry services to Cozumel. This 287-room resort offers a fitness center, full-service spa, two pools, teens’ club, children’s club and wedding gazebo and services. The resort offers eight food and beverage outlets and seven bars and lounges. With 1,755 square feet of meeting space, the resort can accommodate groups of up to 150 people. Pursuant to an agreement with Panama Jack, Playa has agreed to rebrand this resort under the Panama Jack brand. Playa expects the rebranding to be completed in 2017.

Secrets Capri

Secrets Capri is an adults-only luxury resort situated in the Riviera Maya, Playa del Carmen, Mexico, which has been identified twice as one of the top 30 resorts in Cancún/Yucatán by Condé Nast Traveler in 2012 through 2014. It also received TripAdvisor’s Certificate of Excellence in 2015. It features 650 feet of beach frontage and is located five minutes by car from the shops at Playa del Carmen and 35 minutes by car from Cancún International Airport. The 291-room resort offers a fitness center, spa, beauty salon, deep sea fishing, private tennis clinics and a music lounge. The resort has six food and beverage outlets, with diverse international themes, and four bars and lounges. The resort also features complimentary golf at Playa Mujeres Golf Club and Cancún Golf Club at Pok-ta-Pok. With 4,134 square feet of meeting space, the resort can accommodate groups of up to 350 people.

Dreams Puerto Aventuras

Dreams Puerto Aventuras is an all-ages resort located within a gated marina community situated close to Playa del Carmen on the Mexican coast of the Yucatán Peninsula. It received TripAdvisor’s 2014 Travelers’ Choice Award and TripAdvisor’s Certificate of Excellence in 2016. The resort features 800 feet of beach frontage. This 305-room resort offers one of the largest dolphinariums in the Riviera Maya, fitness center, spa and beauty salon, indoor theater, kids club, salt water pool, adults-only pool and jacuzzi. This resort also offers a Gold Palm Certified PADI diving center, galleria market shops at the marina community and a golf course. The resort has six food and beverage outlets, with diverse international themes, and five bars and lounges. With 4,875 square feet of meeting space, the resort can accommodate groups of up to 120 people. The resort also has an indoor theatre that can accommodate groups of up to 250 people.

Hyatt Ziva Los Cabos

Hyatt Ziva Los Cabos, is an all-ages resort located on a peninsula, offering spectacular views of the Sea of Cortez. The resort was recognized with AAA Four Diamond status in 2014. It also received TripAdvisor’s Certificate of Excellence in 2015 and 2016. This all-suite resort features 650 feet of beach frontage and is 20 minutes by car from Los Cabos International Airport. The immediate area features five golf courses in addition to water sports and local dining options. Hyatt Ziva Los Cabos offers 591 suites ranging from a 550 square-foot junior suite to a 1,950 square-foot Presidential Suite. In addition, guests have the option to work with experienced event planners and can choose from customized wedding, honeymoon and spa packages. The resort also offers swim-up suites, a fitness center, a business center, a large theater with live music and family shows, a children’s club, tennis and basketball courts, three outside pools and a full-service spa. It also features eight food and beverage outlets and four bars and lounges. With more than 35,000 square feet of state-of-the-art meeting space, the resort can accommodate groups of up to 1,100 people.

Hyatt Ziva Puerto Vallarta

Hyatt Ziva Puerto Vallarta is an all-ages resort situated in Puerto Vallarta’s exclusive “Golden Zone” and has the only private beach on the coast, offering 1,250 feet of private beach frontage. This resort is located five minutes by car from the colonial town of Puerto Vallarta and received the Gold Magellan Award for Best Overall Resort by Travel Weekly in 2015. It has received the AAA Four Diamond Award since 2015, TripAdvisor’s Travelers’ Choice Awards from 2012 to 2014 and TripAdvisor’s Certificate of Excellence every year since 2012. Reopening in December 2014 after an extensive $15.9 million expansion and renovation of the former Dreams, the Hyatt Ziva Puerto Vallarta features a new lobby and public areas, significant room upgrades, three new food and beverage outlets and a new upscale spa. The resort has 335 rooms ranging in size from 473 to 2,389 square feet. Other new amenities include gourmet dinners in showcase venues, swim-up suites and experienced on-site event planning professionals who organize upgrades that are responsive to a guest’s needs. The resort offers state-of-the-art business facilities, with available meeting and convention space exceeding 9,900 square feet that can accommodate groups of up to 900 people.

Playa’s Resorts in the Dominican Republic

Dreams La Romana

Dreams La Romana is an all-ages resort in the Dominican Republic that received the TripAdvisor’s Certificate of Excellence in 2014 and the coveted Caribbean Gold Coast Award in 2012. Offering 1,500 feet of beach frontage, it is located near attractions such as Altos de Chavon, Saona, Catalina Islands and shopping. This 756-room resort offers views of the Caribbean Sea from all rooms, a casino, a spa, an infinity pool, a fitness center, a theater, a PADI diving center, a kids club and a teens’ club. This resort also offers three golf courses designed by the architect Pete B. Dye. The resort has ten food and beverage outlets, with diverse international themes, and seven bars and lounges. With the only convention center in Bayahibe, La Romana-Dominican Republic, featuring 11,072 square feet of meeting space, this resort can accommodate groups of up to 975 people.

Playa’s prior parent acquired Dreams La Romana, formerly the Sunscape Casa del Mar, in 2007 for $90 million, or approximately $120,000 per room. Following the acquisition, Playa invested $23.0 million, or $31,000 per room, to rebrand the property as Dreams La Romana and made substantial additions and improvements to amenities, which included the addition of a convention center. Following an eight-month renovation in 2008, Net Package RevPAR increased from $85 in 2009 to $112 in 2013, an increase of 32.2%.

Dreams Palm Beach

Dreams Palm Beach is an all-ages resort situated in Punta Cana, Dominican Republic that received the Silver Badge for the 2014 U.S. News & World Report Best Hotels in Punta Cana Award and won the TripAdvisor’s Travelers’ Choice Award in 2014. It has also received the AAA Four Diamond Award since 2011. This resort features 650 feet of beach frontage and is located 20 minutes by car from Punta Cana International Airport. This 500-room resort offers three outdoor pools, a renovated spa, a casino, horseback riding, children’s club, teens’ club, an indoor theater and a music lounge. It also offers access to two golf courses that are 15 minutes by car from the resort. The resort has seven food and beverage outlets, with diverse international themes, and five bars and lounges. With 7,856 square feet of meeting space, the resort can accommodate groups of up to 760 people.

Playa’s prior parent acquired Dreams Palm Beach, formerly the Allegro Punta Cana, in 2007 for $52 million, or $104,000 per room. Following the acquisition, Playa invested $30 million, or $60,000 per room, to rebrand the property as Dreams Palm Beach and expand, renovate and reposition the resort, including expansion of the lobby and addition of a casino, convention center, restaurant and bars. Playa also renovated the existing building, public areas and all of the rooms. Following a six-month renovation in 2008, Net Package RevPAR increased from $98 in 2009 to $131 in 2013, an increase of 33.8%.

Dreams Punta Cana

Dreams Punta Cana is an all-ages resort situated on Uvero Alto on the northeast coast of the Dominican Republic. This resort received a Certificate of Excellence from TripAdvisor in 2015 as well as four AAA Four Diamond Awards in 2012 through 2015. It features 650 feet of beach frontage. This 620-room resort offers a free-form pool, night club, oceanfront bars, kids club, teens’ club, spa, fitness center, indoor theater, shopping galleria and supervised daily children’s activities. It also offers a PADI diving center, casino, horseback riding and a large meeting space for group activities. The resort has six food and beverage outlets, with diverse international themes, and ten bars and lounges. With 4,133 square feet of meeting space, the resort can accommodate groups of up to 300 people.

Playa’s Resort in Jamaica

Hyatt Ziva and Hyatt Zilara Rose Hall

Playa’s Jamaica resort, which was formerly operated as a Ritz-Carlton hotel by the previous owner, recently underwent a $87.3 million expansion, renovation and rebranding under the Hyatt Ziva and Hyatt Zilara brands. In connection with this major capital project, the resort added 193 luxury suites, increased its food and beverage offerings and renovated its lobby, lobby bar and spa. The resort has 16 food and beverage outlets, with diverse international themes, including a new 50,000 square foot food and beverage village, a roof lounge, a wedding sky lounge and a terrace bar. This resort also features 18,286 square feet of meeting space that can accommodate up to 1,540 people.

Hyatt Zilara Rose Hall is a AAA Four Diamond Resort catering to adults-only and was recognized in 2015 by Caribbean Journal as one of the top 13 all-inclusive resorts in the Caribbean. The resort also received the Magellan Gold Grand Opening Award from Travel Weekly in 2016. Reopened in 2014, Hyatt Zilara Rose Hall features its own upscale dining and lounges, offering premium branded beverages. Located on the western edge of the estate, this adults-only resort has 234 guest suites, including 30 swim-up suites. Guests of Hyatt Zilara Rose Hall can enjoy adult-oriented amenities, including four chic and contemporary private pools, a pool bar and restaurant surrounded by chaise lounges and Bali Beds, a dedicated spa and fitness center, as well as a private beach.

Hyatt Ziva Rose Hall is a AAA Four Diamond Resort catering to guests of all ages and was recognized in 2015 by Caribbean Journal as one of the top 13 all-inclusive resorts in the Caribbean. The resort also was recognized with TripAdvisor’s Certificate of Excellence in 2016. The resort includes a village where the entire family can engage in activities and shopping. Reopened in 2014, the resort’s 386 suites, including 28 newly created premium swim-up suites, feature oversized terraces with garden and ocean views. The resort offers guests eight pools, featuring five swim-up pools and three whirlpools, with upscale lounge seating and a swim-up bar with personalized service provided by the pool butler. Hyatt Ziva Rose Hall has its own spa and fitness center.

Resort Development

Playa has entered into an agreement to acquire a premier beach front land parcel in Cap Cana, which is located on the western coast of the Dominican Republic. If Playa completes such acquisition, Playa intends to build two new all-inclusive resorts on the site. In connection with this potential acquisition and development, Playa has entered into an agreement with Hyatt that provides that if the land is acquired, then the new resorts to be developed will be Hyatt All-Inclusive Resort Brand resorts (one Hyatt Ziva and one Hyatt Zilara). Playa has deposited approximately $5.6 million in an escrow account related to this potential acquisition. There are closing conditions that need to be satisfied prior to Playa being able to purchase the land and commence development. Assuming all closing conditions are satisfied, Playa currently believes that the two proposed Cap Cana resorts would open in 2019.

Playa’s Hyatt Resort Agreements

For each Playa resort using a Hyatt All Inclusive Brand, the Hyatt franchise agreements grant to each of Playa and any third party owner for whom Playa serves as hotel operator (each a “Resort Owner”) the right, and such Resort Owner undertakes the obligation, to use Hyatt’s hotel system and system standards to build or convert and operate the resort subject to the agreement. Each franchise agreement between Hyatt and such Resort Owner has an initial 15-year term and Hyatt has two options to extend the term for an additional term of five years each or 10 years in the aggregate. Hyatt provides initial and ongoing training and guidance, marketing assistance, and other assistance to each Resort Owner (and Playa as the resort’s manager) in connection with the resort’s development and operation. As part of this assistance, Hyatt reviews and approves the initial design and related elements of the resort. Hyatt also arranges for the provision of certain mandatory services, as well as (at the Resort Owner’s option) certain non-mandatory services, relating to the resort’s development and operation. In return, each Resort Owner agrees to operate the resort according to Hyatt’s operating procedures and its brand, quality assurance and other standards and specifications. This includes complying with Hyatt’s requirements relating to the central reservation system, global distribution systems and alternative distribution systems. In addition to the Hyatt franchise agreement, each Hyatt franchise Resort Owner enters into additional agreements with Hyatt pertaining to the development and operation of such new Hyatt All-Inclusive Resort Brand resort, including a trademark sublicense agreement, a Hyatt Gold Passport® guest loyalty program agreement, a chain marketing services agreement, and a reservations agreement.

Although the Hyatt All-Inclusive Resort Brands are relatively new brands, Playa believes that its knowledge of and experience with all-inclusive resorts in the countries covered by the Hyatt franchise agreements mitigate the risks of working with these brands. In addition, Playa continues to work with Hyatt to jointly improve all aspects of the brand system and standards for the Hyatt All-Inclusive Resort Brands. Hyatt owns the intellectual property rights relating to the Hyatt All-Inclusive Resort Brands, but Playa will have rights to use certain innovations that Hyatt and Playa jointly developed for the Hyatt All-Inclusive Resort Brands.

For more detailed information regarding the terms of the Hyatt Strategic Alliance Agreement and the Hyatt Resort Agreements, including the benefits to related parties, please see the section entitled “Certain Relationships and Related Transactions — Playa Relationships and Related Party Transactions — Hyatt Agreements.”

The Hyatt Strategic Alliance Agreement

Playa has entered into the Hyatt Strategic Alliance Agreement with Hyatt pursuant to which Playa and Hyatt have provided each other a right of first offer with respect to any Development Opportunity in the Market Area. If Playa intends to accept a Development Opportunity, Playa must notify Hyatt of such Development Opportunity and Hyatt has 10 business days to notify Playa of its decision to either accept or reject this Development Opportunity. If Hyatt accepts the Development Opportunity, Playa must negotiate in good faith with Hyatt the terms of a franchise agreement and related documents with respect to such property, provided that Playa acquires such property on terms acceptable to Playa within 60 days of offering such opportunity to Hyatt. If Hyatt intends to accept a Development Opportunity, Hyatt must notify Playa and Playa has to notify Hyatt within 10 business days of its decision to either accept or reject this Development Opportunity. If Playa accepts the Development Opportunity, Hyatt must negotiate in good faith with Playa the terms of a management agreement and other documents under which Playa would manage such Hyatt All-Inclusive Resort Brand resort (subject to a franchise agreement between Hyatt and the affiliate of Hyatt that would own such property), provided that Hyatt acquires such property on terms acceptable to it within 60 days of offering such opportunity to Playa. If Playa or Hyatt fails to notify each other of its decision within the aforementioned 10 business day period, or if Playa or Hyatt fails to acquire the property related to a Development Opportunity within the aforementioned 60-day period, such right of first offer will expire and Playa or Hyatt will be able to acquire, develop and operate the property related to such Development Opportunity free of any restrictions. In addition, if either party is approached by a third party with respect to the management or franchising of an all-inclusive resort in the Market Area, and such third party has not identified a manager or franchisor for the resort, the parties will notify each other and provide an introduction to the third party for the purposes of negotiating a management agreement or franchise agreement, as the case may be. The Hyatt Strategic Alliance Agreement will expire on December 31, 2018 unless extended by each party.

AMResorts Management Agreements

Five of Playa’s resorts (Dreams Puerto Aventuras, Secrets Capri, Dreams Punta Cana, Dreams La Romana and Dreams Palm Beach) are operated by AMResorts pursuant to long-term management agreements that contain customary terms and conditions, including those related to fees, termination conditions, capital expenditures, transfers of control of parties or transfers of ownership to competitors, sales of the hotels, and non-competition and non-solicitation. Playa pays AMResorts and its affiliates, as operators of these resorts, base management fees and incentive management fees. In addition, Playa reimburses the operators for some of the costs they incur in the provision of certain centralized services. Playa expects that these resorts will continue to be operated by AMResorts until the expiration of all such agreements in 2022. However, Playa has the right to terminate the management agreement related to Dreams La Romana resort, subject to certain conditions (including a termination fee if terminated prior to December 2017), and Playa may choose to do so in order to rebrand the resort and internalize its management. Playa may also choose to opportunistically sell one or more of these resorts and redeploy the proceeds from any such sales, subject to certain restrictions under Playa’s Senior Secured Credit Facility and the Indenture.

The Panama Jack Agreement

On October 6, 2016, Playa’s subsidiary Playa Management USA, LLC (“Playa USA”) entered into a master development agreement (the “Panama Jack Agreement”) with Panama Jack. Pursuant to the Panama Jack Agreement, Panama Jack granted Playa the exclusive right to develop and own and/or to manage resorts under the Panama Jack brand (the “Panama Jack Resorts”) in Antigua, Aruba, the Bahamas, Barbados, Costa Rica, the Dominican Republic, Jamaica, Mexico, Panama, St. Lucia and, subject to the lifting of various U.S. sanctions, Cuba. In addition, if Playa wishes to participate in any project to develop, convert or operate any resorts in the aforementioned countries that Playa believes in good faith and reasonable judgment are suitable for branding or conversion as a Panama Jack Resort, Playa will submit an application to Panama Jack to operate such resort as a Panama Jack Resort pursuant to the terms of the Panama Jack Agreement. Panama Jack may, in its commercially reasonable discretion, decide to approve or reject Playa’s application to operate a Panama Jack Resort. If Panama Jack approves Playa’s application, each such approved resort will be subject to a separate license agreement with Panama Jack.

Playa and Panama Jack have agreed to work together in good faith to determine the concept and system to be associated with the establishment and operation of the Panama Jack Resorts, including the brand standards to be determined by Panama Jack, the operating standards to be determined by Playa and the brand, logos and other proprietary marks used by the Panama Jack Resorts. Playa has also agreed to rebrand two of its existing resorts, Gran Caribe Resort and Gran Porto Resort, under the Panama Jack brand upon negotiation and execution of a license agreement for each such resort. Playa will work with Panama Jack to improve the Gran Caribe Resort and Gran Porto Resort to comply with the hotel operating standards applicable to the Panama Jack brand. Playa jointly develops with Panama Jack brand standards for the Panama Jack Resorts.

The Panama Jack Agreement has a 10 year term expiring in 2026, subject to either party’s right to terminate in the event of the other party’s (i) admission of its inability to pay its debts as they become due or assignment for the benefit of creditors, liquidation or dissolution, or commencement of a proceeding for bankruptcy, insolvency or similar proceeding, (ii) uncured breach of the Panama Jack Agreement within 30 days after delivery of written notice or (iii) knowing maintenance of false books and records or knowing submission of false or misleading reports or information to the other party.

Vacation Package Distribution Channels and Sales and Reservations

Our experienced sales and marketing team uses a strategic sales and marketing program across a variety of distribution channels through which Playa’s all-inclusive vacation packages are sold. Key components of this sales and marketing program include:

•	Targeting the primary tour operators and the wholesale market for transient business with a scalable program that supports shoulder and lower rate seasons while seeking to maximize revenue during high season, which also includes:

•	Engaging in cooperative marketing programs with leading travel industry participants;

•	Participating in travel agent promotions and awareness campaigns in coordination with tour operator campaigns, as well as independent of tour operators; and

•	Utilizing online travel leaders, such as Expedia and Booking.com, to supplement sales during shoulder and lower rate seasons;

•	Developing programs aimed at targeting consumers directly through:

•	Our website;

•	The Hyatt website, and toll free reservation telephone numbers, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts;

•	The Hyatt Gold Passport® guest loyalty program, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts; and

•	Our toll free reservation system that provides a comprehensive view of inventory in real time, based on demand;

•	Targeting group and incentive markets to seek and grow a strong base of corporate and event business utilizing Playa’s group sales team and fostering leads developed in conjunction with Hyatt’s group sales function;

•	Highlighting destination wedding and honeymoon programs by utilizing specialist sales agents for this growing resort category;

•	Participating in key industry trade shows targeted to the travel agent and wholesale market;

•	Engaging in online and social media, including:

•	Search engine optimization;

•	Targeted online and bounce-back advertising;

•	Social media presence via sites such as Facebook, Twitter, Instagram and Pinterest; and

•	Flash sales and special offers for high need periods;

•	Monitoring and managing TripAdvisor and other similar consumer sites; and

•	Activating a targeted public relations plan to generate media attention—both traditional and new media including travel bloggers who focus on vacation travel to Mexico and the Caribbean.

Playa is seeking to grow a base of business through its group and incentive sales team, as well as destination wedding business. Playa seeks to support this base through tour operators that can help generate sales during shoulder and lower rate seasons. Playa also seeks luxury transient business to provide high rate business during peak seasons, such as winter and spring holidays, while “bargain hunters” can be targeted through social media for last minute high need periods. This multi-pronged strategy is designed to increase Net Package RevPAR as well as generate strong occupancy through all of the resort seasons.

Insurance

Playa’s resorts carry what Playa believes are appropriate levels of insurance coverage for a business operating in the lodging industry in Mexico, the Dominican Republic and Jamaica. This insurance includes coverage for general liability, property, workers’ compensation and other risks with respect to Playa’s business and business interruption coverage.

This general liability insurance provides coverage for any claim, including terrorism, resulting from Playa’s operations, goods and services and vehicles. Playa believes these insurance policies are adequate for foreseeable losses and on terms and conditions that are reasonable and customary with solvent insurance carriers.

Competition

Playa faces intense competition for guests from other participants in the all-inclusive segment of the lodging industry and, to a lesser extent, from traditional hotels and resorts that are not all-inclusive. The all-inclusive segment remains a relatively small part of the broadly defined global vacation market that has historically been dominated by hotels and resorts that are not all-inclusive. Playa’s principal competitors include other operators of all-inclusive resorts and resort companies, such as Barceló Hotels & Resorts, RIU Hotels & Resorts, IBEROSTAR Hotels & Resorts, Karisma Hotels & Resorts, AMResorts, Meliá Hotels International, Excellence Resorts and Palace Resorts, as well as some smaller, independent and local owners and operators. Playa competes for guests based primarily on brand name recognition and reputation, location, guest satisfaction, room rates, quality of service, amenities and quality of accommodations. In addition, Playa also competes for guests based on the ability of members of the Hyatt Gold Passport® guest loyalty program to earn and redeem loyalty program points at Playa’s Hyatt All-Inclusive Resort Brand resorts. Playa believes that its strategic relationship with Hyatt provides Playa with a significant competitive advantage, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts, through Hyatt’s brand name recognition, as well as through Hyatt’s global loyalty program, distribution channels and other features.

Seasonality

The seasonality of the lodging industry and the location of Playa’s resorts in Mexico and the Caribbean generally result in the greatest demand for Playa’s resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand has resulted in predictable fluctuations in revenue, results of operations and liquidity, which are consistently higher during the first quarter of each year than in successive quarters.

Cyclicality

The lodging industry is highly cyclical in nature. Fluctuations in operating performance are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel and resort room supply is an important factor that can affect the lodging industry’s performance, and over-building has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus Package RevPAR, tend to increase when demand growth exceeds supply growth. A decline in lodging demand, or increase in lodging supply, could result in returns that are substantially below expectations, or result in losses, which could have a material adverse effect on Playa’s business, financial condition, liquidity and results of operations. Further, many of the costs of running a resort are fixed rather than variable. As a result, in an environment of declining revenues the rate of decline in earnings is likely to be higher than the rate of decline in revenues.

Intellectual Property

Playa owns or has rights to use the trademarks, service marks or trade names that Playa uses or will use in conjunction with the operation of its business, including certain of Hyatt’s intellectual property under the Hyatt Resort Agreements and Panama Jack’s intellectual property under the Panama Jack Agreement. In the highly competitive lodging industry in which Playa operates, trademarks, service marks, trade names and logos are very important to the success of its business.

Corporate Information

Playa Hotels & Resorts B.V. is organized as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands. Playa’s registered office in the Netherlands is located at Prins Bernhardplein 200, 1097 JB Amsterdam. Playa’s telephone number at that address is +31 20 521 49 62. Playa maintains a website at www.playaresorts.com, which includes additional contact information. The information on Playa’s website is not incorporated by reference into, and does not constitute a part of, this proxy statement/prospectus.

Employees

As of September 30, 2016, Playa directly and indirectly employed approximately 9,523 employees worldwide at its corporate offices and on-site at its resorts. Playa believes its relations with its employees are good. Of this amount, Playa estimates that 5,705 of these employees are represented by labor unions.

Legal Proceedings

Except as noted below, Playa is not involved in any material litigation or regulatory proceeding nor, to its knowledge, is any material litigation or regulatory proceeding threatened against Playa.

The Mexican tax authorities have issued an assessment to one of Playa’s Mexican subsidiaries. In February 2014, Playa filed an appeal before the tax authorities, which was denied on May 26, 2014. On June 11, 2014, Playa arranged for the posting of a tax surety bond issued by a surety company, which guarantees the payment of the claimed taxes and other charges (and suspends collection of such amounts by the tax authorities) while Playa’s further appeal to the tax court is resolved. To secure reimbursement of any amounts that may be paid by the surety company to the tax authorities in connection with the surety bond, Playa provided cash collateral to the surety company in the amount of approximately $6.4 million. On August 15, 2014, Playa filed an appeal of the assessment with the tax court. In August 2016, Playa received notice of a favorable resolution from the tax court, which is expected to be appealed by the Mexican tax authorities. The total assessment from the Mexican tax authorities was valued at $8.7 million as of September 30, 2016.

Executive Compensation

The following is a summary of the elements of and amounts paid under Playa’s compensation plans for fiscal year 2015 and 2016. Playa’s compensation for 2015 and 2016 is listed in the summary compensation table below.

Playa’s “named executive officers” during 2016 were Bruce D. Wardinski, Playa’s Chairman and Chief Executive Officer, Alexander Stadlin, Playa’s Chief Operating Officer, Larry K. Harvey, Playa’s Chief Financial Officer and Kevin Froemming, Playa’s Chief Marketing Officer.

The following table sets forth the annual base salary and other compensation paid to each of Playa’s named executive officers for 2016 and 2015.

Name	Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(3)	Total ($)
Bruce D. Wardinski	2016	$750,000	$(2)	$19,603	$769,603
Chairman and Chief Executive Officer	2015	778,846	902,344	18,957	1,681,190

Alexander Stadlin	2016	$515,049	$(2)	$6,079	$521,129
Chief Operating Officer	2015	519,230	360,938	16,572	880,168

Larry K. Harvey(4)	2016	$412,051	$(2)	$14,887	$426,938
Chief Financial Officer	2015	284,615	208,059	13,732	492,673

Kevin Froemming	2016	$412,051	$(2)	$11,532	$423,583
Chief Marketing Officer	2015	415,385	288,750	8,751	704,135

(1)	Bonuses are awarded by Playa’s compensation committee after the end of the noted fiscal year based on a combination of individual and corporate performance.
(2)	Bonuses for performance during 2016 are expected to be awarded in March 2017, and will be determined based on a combination of individual and corporate performance measures, and subject to adjustment, as described under “—Bonus” below. As a result, the bonus earned for 2016 is not determinable at this time.
(3)	For each named executive officer, the amount shown in “All Other Compensation” represents Playa’s matching contribution to the 401(k) for the named executive officer’s benefit and the premiums Playa paid for the life insurance premiums on the named executive officer’s life.
(4)	Mr. Harvey has been employed by Playa as Chief Financial Officer since April 2015. His annualized salary in 2015 was $400,000.

Bonuses

Pursuant to Playa’s Management Incentive Plan, Playa awards bonuses to its named executive officers based on a combination of individual and corporate performance measures that the Playa board of directors believes are important to the success of Playa’s business. Under Playa’s Management Incentive Plan, each named executive officer has a target incentive opportunity expressed as a percentage of his or her base salary, which is subject to increase or decrease according to the achievement of these individual and corporate performance measures. In addition, no named executive officer in Playa’s Management Incentive Plan will be paid a bonus unless Playa meets a specified minimum corporate performance threshold. In 2015 and 2016, the corporate performance metric used for each named executive officer and for the minimum corporate performance threshold was EBITDA. In addition, in 2015 and 2016, bonuses of Playa’s named executive officers were based 75% on achievement of corporate performance goals and 25% on achievement of individual performance goals, except that Mr. Wardinski’s bonuses were based 100% on corporate performance goals. In addition, Playa may make special incentive awards to an individual for extraordinary individual efforts and exceptional results, or contribution to extraordinary team efforts and exceptional results, in reaching Playa’s goals and objectives. In 2015, Mr. Harvey’s bonus was a special incentive award. All awards granted under Playa’s Management Incentive Plan must be approved by Playa’s board of directors and, with respect to members of management other than the Chief Executive Officer, its Chief Executive Officer. Playa’s board of directors has the right to adjust any payment to its named executive officers under Playa’s Management Incentive Plan.

Equity Awards

Playa has not granted any equity awards to its executive officers.

Retirement Savings Opportunities

All eligible employees are able to participate in the Playa Management USA, LLC 401(k) Profit Sharing Plan & Trust (“401(k) plan”). Playa provides this plan to help its employees save some amount of their cash compensation for retirement in a tax-efficient manner. Under Playa’s 401(k) plan, employees are eligible to defer a portion of their salary, and Playa, at its discretion, may make a matching contribution and/or a profit-sharing contribution. Employees are able to participate in the 401(k) plan on their first day of employment and are able to defer compensation up to the limits established by the IRS. Playa currently matches 100% of each employee’s contributions up to the first 3% of the employee’s base salary and 50% of the next 2% of the employee’s base salary, although Playa, in its sole discretion, may at any time or from time-to-time determine to discontinue matching employee contributions or change the level at which Playa makes any matching contributions. Playa’s contributions vest over time. The employee contributions and Playa’s match are invested in selected investment alternatives according to the employee’s directions. The 401(k) plan and its trust are intended to qualify under Sections 401(a) and 501(a) of the U.S. Tax Code as a tax qualified retirement plan. Contributions to the 401(k) plan and earnings on those contributions are not taxable to the employee until distributed from the 401(k) plan and matching contributions are deductible by us when made subject to applicable U.S. Tax Code limits.

Health and Welfare Benefits

Playa provides a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are provided are not expected to discriminate in scope, terms or operation in favor of executive officers and are available to all full-time employees.

Pension Benefits

None of Playa’s named executive officers is a participant in any defined benefit plans.

Nonqualified Deferred Compensation

Playa does not offer any nonqualified deferred compensation plans.

Employment Agreements

Playa’s subsidiary, Playa Resorts Management, LLC (“Playa Management”), entered into an employment agreement with Mr. Wardinski, Playa’s Chairman and Chief Executive Officer, which was amended and restated in 2016, and entered into a new employment agreement with Mr. Harvey, Playa’s Chief Financial Officer. Playa’s subsidiary, Playa Management USA, LLC (“Playa USA”), also entered into employment agreements with Playa’s other named executive officers, Mr. Stadlin, Playa’s Chief Operating Officer, and Mr. Froemming, Playa’s Chief Marketing Officer.

Wardinski Employment Agreement.

Mr. Wardinski, Playa’s subsidiary, Playa Management, and Playa, solely with respect to Mr. Wardinski’s appointment as Playa’s Chief Executive Office and Chairman of Playa’s Board, entered into an employment agreement on August 31, 2016, with an effective date of January 1, 2016. Mr. Wardinski’s employment agreement provides for an initial period of employment that ends on December 31, 2019, subject to an automatic extension until December 31, 2021 unless either Playa Management or Mr. Wardinski elects not to extend the term by providing written notice to the other party at least three months but not more than twelve months prior to December 31, 2019 (“Non-Renewal Notice”). Mr. Wardinski serves as the Chief Executive Officer of Playa Management, Chairman of the Board of Managers of Playa Management (the “Playa Management Board”), Playa’s Chief Executive Officer and Chairman of Playa’s Board.

Mr. Wardinski’s employment agreement provides for a base salary of $750,000 (as may be increased by Playa’s Board), an annual discretionary bonus opportunity targeted at 125% of base salary (subject to a maximum of 200% of base salary) and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of Playa Management. Mr. Wardinski is also entitled to paid time off and holiday pay in accordance with Playa Management’s policies. In addition, upon termination of Mr. Wardinski’s employment agreement without “Cause” or resignation by Mr. Wardinski for “Good Reason,” as those terms are defined in the employment agreement, Mr. Wardinski will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

•	an aggregate amount equal to two times his base salary at the rate in effect on his last day of employment (the “Wardinski Severance Payment”), paid in 24 equal monthly installments;

•	additional monthly payments equal to $1,500 for a period of 24 months for the purpose of covering Mr. Wardinski’s health insurance, subject to cessation if Mr. Wardinski becomes eligible to obtain insurance coverage from another group insurance plan (the “Wardinski Additional Amount”); and

•	a pro rata share of his discretionary annual bonus relating to the year in which his employment ceases.

In the event Mr. Wardinski is terminated without “Cause” or Mr. Wardinski resigns for “Good Reason” following a “Change in Control,” as those terms are defined in the employment agreement (a “Change in Control Termination”), Mr. Wardinski will be eligible to receive the payments set forth above, provided however that the Wardinski Severance Payment shall be increased to 2.99 times Mr. Wardinski’s base salary at the rate in effect on his last day of employment.

In the event that Mr. Wardinski terminates his employment without “Good Reason,” as defined in the employment agreement, within 60 days following a “Change in Control” or a “Partial Change in Control,” as those terms are defined in the employment agreement, conditioned on his execution of a separation and release agreement, Mr. Wardinski will be eligible to receive three months of his base salary.

In the event that Mr. Wardinski terminates his employment without “Good Reason,” as defined in the employment agreement, conditioned upon his execution of a separation and release agreement, Mr. Wardinski will be eligible for two monthly installments of the Wardinski Additional Amount.

In the event that Mr. Wardinski’s employment terminates as a result of “Disability,” as such term is defined in the employment agreement, or death, Mr. Wardinski or his estate, as applicable, conditioned upon his or its execution of a separation and release agreement, will be eligible to receive (i) his pro rata share of his discretionary annual incentive bonus (at no less than target in the event of death) and (ii) payments of the Wardinski Additional Amount for a period of 12 months following his termination of employment, provided, however, that in the case of termination due to “Disability,” as such term is defined in the employment agreement, if health insurance coverage becomes available to Mr. Wardinski under another group insurance plan during the twelve-month period, payment of the Wardinski Additional Amount shall cease. In addition, in the event of Mr. Wardinski’s death, Mr. Wardinski’s estate shall be entitled to the fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan.

If either Mr. Wardinski or Playa Management causes Mr. Wardinski’s employment to end on December 31, 2019 by the delivery of a Non-Renewal Notice or if Mr. Wardinski’s employment automatically terminates on December 31, 2021, then, conditioned upon his execution of a separation and release agreement, Mr. Wardinski is entitled to receive an amount equal to six months of his base salary, paid in six equal monthly installments.

Regardless of the reason for any termination of Mr. Wardinski’s employment agreement, including if Mr. Wardinski is terminated for “Cause,” as such term is defined in the employment agreement (other than in the case of Mr. Wardinski’s death or “Disability,” as defined in the employment agreement, which are described above), Mr. Wardinski will be eligible to receive his then-accrued compensation, reimbursement for any outstanding reasonable business expense he has incurred in performing his duties, continued insurance benefits to the extent required by law and any fully vested but unpaid rights under any bonus or other incentive pay plan, or any other employee benefit plan or program of Playa or Playa’s affiliates.

Mr. Wardinski’s employment agreement provides that Mr. Wardinski is obligated to devote a substantial majority of his business time, attention, skill and effort to the performance of his duties under the employment agreement, provided that, to the extent such activities do not impair the performance of his duties to Playa Management, Playa or Playa’s affiliates, Mr. Wardinski is permitted to engage in the following other specified activities: (i) engaging in personal investments and charitable, professional and civic activities; (ii) serving on boards of directors of entities that do not compete with Playa Management, Playa or any of Playa’s affiliates; (iii) serving as Chairman of Playa’s Board; and (iv) certain other activities and director positions that the Playa Management Board and Playa’s Board may approve.

Mr. Wardinski’s employment agreement provides that during the term of his employment and for a period of 18 months (three months in the event that Mr. Wardinski terminates his employment without “Good Reason,” as such term is defined in the employment agreement, within sixty days following a “Change in Control” or “Partial Change in Control,” as each such term is defined in the employment agreement, six months in the case of a non-renewal or expiration of his employment and 12 months following a Change in Control Termination, each as described above) following the expiration, resignation or termination of his employment, Mr. Wardinski agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that Mr. Wardinski may own five percent or less of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of Playa Management, Playa or any of Playa’s affiliates in a line of business that we, Playa Management, or any of Playa’s affiliates conducts or plans to conduct as of the date of Mr. Wardinski’s termination or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to Mr. Wardinski’s termination, an employee with a senior management position at Playa Management, us or any of Playa’s affiliates (the “Non-Competition Restrictions”). Mr. Wardinski’s employment agreement provides for a confidentiality covenant on the part of Mr. Wardinski both during and after his termination of employment.

Employment Agreements of Messrs. Stadlin, Froemming and Harvey.

On September 15, 2016, Mr. Stadlin and Mr. Froemming each entered into an employment agreement with Playa USA, each with an effective date of January 1, 2016. On September 21, 2016, Mr. Harvey entered into an employment agreement with Playa Management, with an effective date of January 1, 2016. The employment agreements of each of Messrs. Stadlin, Froemming and Harvey provide for an initial period of employment that ends on December 31, 2018. Pursuant to the respective employment agreements, Mr. Stadlin serves as the Chief Executive Officer of Playa USA, Mr. Froemming serves as Chief Marketing Officer of Playa USA and Mr. Harvey serves as Chief Financial Officer of Playa Management.

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide for a base salary of $515,000, $412,000 and $412,000, respectively (as each may be increased by Playa’s Board), an annual discretionary bonus opportunity targeted at 75% of base salary (subject to a maximum of 131.25% of base salary) and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of Playa USA (or, in the case of Mr. Harvey, Playa Management). Messrs. Stadlin, Froemming and Harvey are also each entitled to paid time off and holiday pay in accordance with the policies of Playa USA (or, in the case of Mr. Harvey, Playa Management). In addition, upon termination of each of the employment agreements without “Cause” or resignation by the executive for “Good Reason,” as those terms are defined in each employment agreement, each applicable executive will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

•	an aggregate amount equal to his base salary at the rate in effect on his last day of employment (the “Executive Severance Payment”), paid in 12 equal monthly installments;

•	additional monthly payments equal to $1,500 for a period of 12 months for the purpose of covering health insurance, subject to cessation if the executive becomes eligible to obtain insurance coverage from another group insurance plan (the “Executive Additional Amount”); and

•	a pro rata share of his discretionary annual bonus relating to the year in which his employment ends.

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide that, in the event the executive is terminated without “Cause” or resigns for “Good Reason” within two years following a “Change in Control,” as those terms are defined in each employment agreement, the executive will be eligible to receive the payments set forth above, provided however that the Executive Severance Payment shall be increased to 1.5 times his base salary at the rate in effect on his last day of employment. In the event that the executive terminates his employment without “Good Reason,” as defined in each employment agreement, conditioned upon his execution of a separation and release agreement, the executive will be eligible to receive a payment of any unpaid portion of his base salary, reimbursement for any outstanding reasonable expenses, continued insurance benefits to the extent required by law and payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program of Playa USA (or, in the case of Mr. Harvey, Playa Management).

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide that, in the event that the executive’s employment terminates as a result of “Disability,” as such term is defined in each employment agreement, or death, the executive or his estate, as applicable, conditioned upon his or its execution of a separation and release agreement, will be eligible to receive (i) a payment of any unpaid portion of his base salary, (ii) his pro rata share of his discretionary annual incentive bonus (at no less than target in the event of death) and (iii) payments of the Executive Additional Amount for a period of 12 months following his termination of employment, provided, however, that in the case of termination due to “Disability,” as such term is defined in each employment agreement, if health insurance coverage becomes available to the executive under another group insurance plan during the twelve-month period, payment of the Executive Additional Amount shall cease. In addition, in the event of Messrs. Stadlin, Froemming or Harvey’s death, such executive’s estate shall be entitled to the fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan.

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide that the executive is obligated to devote a substantial majority of his business time, attention, skill and effort to the performance of his duties under the employment agreement, provided that, to the extent such activities do not impair the performance of his duties to Playa USA (or, in the case of Mr. Harvey, Playa Management), Playa or Playa’s affiliates, the executive is permitted to engage in the following other specified activities: (i) engaging in personal investments and charitable, professional and civic activities; (ii) serving on boards of directors of entities that do not compete with Playa USA (or, in the case of Mr. Harvey, Playa Management), Playa or any of Playa’s affiliates; and (iii) certain other activities and director positions that the board of directors of Playa USA (or in the case of Mr. Harvey, the Playa Management Board) and Playa’s Board may approve.

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide that during the term of the executive’s employment and for a period of 12 months following the expiration, resignation or termination of his employment, the executive agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that the executive may own five percent or less of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of Playa USA (or, in the case of Mr. Harvey, Playa Management), Playa or any of Playa’s affiliates in a line of business that we, Playa USA (or, in the case of Mr. Harvey, Playa Management), or any of Playa’s affiliates conducts or plans to conduct as of the date of the executive’s termination, or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to the executive’s termination, an employee with a senior management position at Playa USA (or, in the case of Mr. Harvey, Playa Management), Playa or any of Playa’s affiliates. The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide for a confidentiality covenant on the part of the executive after his termination of employment.

DESCRIPTION OF HOLDCO SECURITIES

This section of the prospectus includes a description of the material terms of the Holdco Articles of Association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the Holdco Articles of Association, which are attached as Annex B to this proxy statement/prospectus. We urge you to read the full text of the Holdco Articles of Association.

Overview

Holdco was incorporated on December 9, 2016 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law.

Holdco is registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 67450628. Holdco has its corporate seat is in Amsterdam, the Netherlands and its registered office is at WTC, Tower A, 12th Floor, Strawinskylaan 1209, 1077 XX Amsterdam, the Netherlands.

Unless stated otherwise, the following is a description of the material terms of the ordinary shares as those terms will exist as of consummation of the Business Combination.

The Holdco Shares sold in this offering are subject to, and have been created under, Dutch law. Set forth below is a summary of relevant information concerning the material provisions of the Holdco Articles of Association and applicable Dutch law.

As of the date of this document, Holdco is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid). Prior to or upon the consummation of the Business Combination, Holdco will have been converted into a Dutch public limited liability company (naamloze vennootschap). Unless otherwise indicated, the descriptions set forth below assumes Holdco has already been converted from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap).

Share Capital

Authorized Share Capital

Under Dutch law, the authorized share capital is the maximum capital that Holdco may issue without amending the Holdco Articles of Association and may be a maximum of five times the issued capital. As of the date of this document, Holdco’s authorized share capital consists of 100 Holdco Shares with a nominal value of € 0.10. As of the date of the Business Combination, the authorized share capital will consist of 200,000,000 Holdco Shares with a nominal value of € 0.10.

Issued Share Capital

Holdco’s issued share capital consists of 100 Holdco Shares with a nominal value of € 0.10. Holdco’s issued share capital as of the date of the Business Combination will be increased by the aggregate number of Holdco Shares to be received by the Pace and Playa shareholders pursuant to the terms of the Transaction Agreement. Pursuant to the terms of the Transaction Agreement (i) upon effectiveness of the Pace Merger and the subsequent Pace Share exchange, (x) each Pace public shareholder or securityholder will be entitled to receive Holdco Shares or Holdco Public Warrants, and (y) the Pace Sponsor will be entitled to receive Holdco Shares, Holdco Private Placement Warrants and Holdco Earnout Warrants and (ii) upon effectiveness of the Playa Merger, the Playa shareholders will in the aggregate be entitled to receive 49,731,029 Holdco Shares, 7,333,333 Holdco Private Placement Warrants and 1,000,000 Playa Earnout Warrants. As of December 13, 2016, 56,250,000 Pace Ordinary Shares are issued and outstanding, and 60,249,330 Playa Common Shares are issued and outstanding.

Issuance of Shares

Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of the general meeting. The Holdco Articles of Association provide that the general meeting (the “General Meeting”) may only adopt such resolution with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Holdco Board. The General Meeting may authorize the Holdco Board to issue new shares or grant rights to subscribe for shares, following a proposal by the Holdco Board. The authorization can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent, that such authorization is effective, the General Meeting will not have the power to issue shares and rights to subscribe for shares.

Prior to and subject to the consummation of the Business Combination, Holdco’s General Meeting will authorize the Holdco Board to issue and grant rights to subscribe for Holdco Shares, up to the amount of the authorized share capital (from time to time), for a period of five years from the date of the resolution.

Preemptive Rights

Under Dutch law, in the event of an issuance of ordinary shares or granting of rights to subscribe for ordinary shares, each shareholder will have a pro rata preemptive right in proportion to the aggregate nominal value of the ordinary shares held by such holder (unless limited as described herein). A holder of ordinary shares does not have a preemptive right with respect to the issuance of, or granting of rights to subscribe for: (i) ordinary shares for consideration other than cash; (ii) ordinary shares to our employees or employees of one of our group companies; or (iii) shares issued upon the exercise of previously granted rights to subscribe for shares.

The preemptive rights in respect of newly issued Holdco Shares may be restricted or excluded by a resolution of the General Meeting with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Holdco Board. Such authorization for the Holdco Board can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent that, such authorization is effective, the General Meeting will not have the power to limit or exclude preemptive rights and such authorization may not be revoked unless stipulated otherwise in the authorization. A resolution of the General Meeting to limit or exclude the preemptive rights, or to designate the Holdco Board as the authorized body to do so, requires a majority of the votes cast at a General Meeting if at least half of the issued share capital is represented at the meeting or at least two-thirds of the votes cast at the General Meeting if less than half of the issued share capital is represented at the meeting.

Prior to and subject to the consummation of the Business Combination, Holdco’s General Meeting will authorize the Holdco Board to limit or exclude preemptive rights of Holdco shareholders for a period of five years from the date of the resolution. For each annual General Meeting, Holdco expects that the Holdco Board will place on the agenda a proposal to re-authorize the Holdco Board to issue new shares, grant rights to subscribe for shares or limit or exclude preemptive rights for newly issued Holdco Shares, each as described above, for a period of five years from the date of the resolution.

Transfer of Shares

Transfers of registered shares (other than in book-entry form) require a written deed of transfer and, unless Holdco is a party to the deed of transfer, and acknowledgement by or proper service upon Holdco to be effective.

All Holdco Shares and Holdco Public Warrants received by Pace public shareholders in the Business Combination are expected to be freely tradable, except that Holdco Shares and Holdco Public Warrants received in the Business Combination by persons who become affiliates of Holdco for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Holdco generally include individuals or entities that control, are controlled by or are under common control with, Holdco and may include the directors and executive officers of Holdco as well as its principal shareholders.

All Holdco Shares and Holdco Special Warrants and Earnout Warrants received by Pace Sponsor and by Playa shareholders will be received in a private offering and will be subject to certain resale restrictions.

Form of Shares

Pursuant to the Holdco Articles of Association, Holdco Shares are registered shares, although the Holdco Board may resolve that one or more shares are bearer shares, represented by physical share certificates.

Repurchase of Shares of Holdco

Under Dutch law, Holdco may not subscribe for newly issued Holdco Shares. Holdco may acquire Holdco Shares, subject to applicable provisions and restrictions of Dutch law and its articles of association, to the extent that:

•	such shares are fully paid-up;

•	such shares are acquired for no valuable consideration or such repurchase would not cause its shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves Holdco is required to maintain pursuant to Dutch law or its articles of association; and

•	immediately after the acquisition of such shares, Holdco and its subsidiaries would not hold, or would not hold as pledgees, shares having an aggregate nominal value that exceeds 50% of Holdco’s issued share capital.

Other than shares acquired for no valuable consideration or under universal title of succession (onder algemene titel) (e.g., through a merger or spin off) under statutory Dutch or other law, Holdco may acquire shares only if the General Meeting has authorized the Holdco Board to do so. An authorization by the General Meeting for the acquisition of shares can be granted for a maximum period of 18 months. Such authorization must specify the number of shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of the General Meeting is required if Holdco Shares are acquired by Holdco on the NASDAQ with the intention of transferring such Holdco Shares to its employees or employees of a group company pursuant to an arrangement applicable to them. For each annual General Meeting, Holdco expects that the Holdco Board will place on the agenda a proposal to re-authorize the Holdco Board to repurchase shares for a period of 18 months from the date of the resolution. Holdco cannot derive any right to any distribution from shares acquired by it.

Prior to and subject to the consummation of the Business Combination, Holdco’s General Meeting will authorize the Holdco Board for a period of 18 months to resolve for Holdco to acquire fully paid-up Holdco Shares (and depository receipts for Holdco Shares), by any means, including through derivative products, purchases on a stock exchange, private purchases, block trades, or otherwise, for a price which is higher than nil and does not exceed 110% of the average market price of the Holdco Shares on NASDAQ (such average market price being calculated on the basis of the average closing price on each of the five consecutive trading days preceding the three trading days prior to the date of acquisition), up to 25% of the Holdco Shares comprised in Holdco’s issued share capital (determined as at the first date of trading of the Holdco Shares on NASDAQ).

Capital Reduction

At a General Meeting, Holdco’s shareholders may, with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Holdco Board, resolve to reduce Holdco’s issued share capital by (i) cancelling shares or (ii) reducing the nominal value of the shares by amending the articles of association. In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel shares may only relate to (i) shares held by Holdco itself or in respect of which Holdco holds the depository receipts, or (ii) all shares of a class if approved by the holders of all shares of that class. In order to be approved by the General Meeting, a resolution to reduce the capital requires approval of a majority of the votes cast at a General Meeting if at least half of the issued share capital is represented at such meeting or at least two-thirds of the votes cast at a General Meeting if less than half of the issued share capital is represented at such meeting.

A reduction of the nominal value of shares without repayment and without release from the obligation to pay up the shares must be effectuated proportionally on shares of the same class (unless all affected shareholders agree to a disproportional reduction).

A resolution that would result in a reduction of capital requires approval by a majority of the votes cast of each group of shareholders of the same class whose rights are prejudiced by the reduction. In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

General Meeting of Shareholders and Voting Rights

General Meeting of Shareholders

Holdco’s General Meetings are held in Amsterdam, Rotterdam, The Hague, Utrecht, or in the municipality of Haarlemmermeer (Schiphol Airport), the Netherlands. All of Holdco’s shareholders and others entitled to attend the General Meetings are authorized to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.

Holdco shall hold at least one General Meeting each year, to be held within six months after the end of its fiscal year. A General Meeting shall also be held within three months after the Holdco Board has determined it to be likely that Holdco’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required. If the Holdco Board fails to hold such General Meeting in a timely manner, each shareholder and other person entitled to attend the General Meeting may be authorized by the Dutch court to convene the General Meeting.

The Holdco Board and/or Chairman and Chief Executive Officer may convene additional extraordinary general meetings of shareholders whenever they so decide, subject to the notice requirements described below. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 10% of our issued share capital, may on their application be authorized by the Dutch court to convene a General Meeting. The Dutch court will disallow the application if (1) the applicants have not previously requested in writing that Holdco’s board convenes a shareholders’ meeting or (2) Holdco’s board has not taken the necessary steps so that the shareholders’ meeting could be held within six weeks after such request.

The General Meeting is convened by a notice, which includes an agenda stating the items to be discussed and the location and time of the General Meeting. For the annual General Meeting the agenda will include, among other things, the adoption of Holdco’s annual accounts, the appropriation of its profits or losses and proposals relating to the composition of and filling of any vacancies on the Holdco Board. In addition, the agenda for a General Meeting includes such additional items as determined by the Holdco Board.

Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 3% of the issued share capital, have the right to request the inclusion of additional items on the agenda of shareholders’ meetings. Such requests must be made in writing, and may include a proposal for a shareholder resolution, and must be received by Holdco no later than on the 60th day before the day the relevant shareholder meeting is held. No resolutions will be adopted on items other than those which have been included in the agenda. Moreover, in certain circumstances, agenda items require a prior board proposal or two-thirds of the votes cast for adoption (e.g., an amendment of Holdco’s articles of association, the issuance of shares or the granting of rights to subscribe for shares, the limitation or exclusion of preemptive rights, the reduction of Holdco’s issued share capital, payments of dividends, the application for bankruptcy and a merger or demerger of Holdco).

Holdco will give notice of each General Meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. Holdco will observe the statutory minimum convening notice period for a General Meeting. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in its shareholders’ register.

Pursuant to the Holdco Articles of Association, the Holdco Board may determine a record date (registratiedatum) of 28 calendar days prior to a General Meeting to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote at the General Meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of the General Meeting. The Holdco Articles of Association provide that a shareholder must notify Holdco in writing of his or her identity and his or her intention to attend (or be represented at) the General Meeting, such notice to be received by Holdco on the date set by the Holdco Board in accordance with the Holdco Articles of Association and as set forth in the convening notice. If this requirement is not complied with or if upon request no proper identification is provided by any person wishing to enter the General Meeting, the chairman of the General Meeting may, in his or her sole discretion, refuse entry to the shareholder or his or her proxy holder.

Pursuant to the Holdco Articles of Association, the General Meeting is chaired by the Lead Independent Director, who is the chairman by law of the Holdco Board. If the Lead Independent Director is absent, Holdco’s Chairman and Chief Executive Officer shall, if he or she is present, chair the meeting. If the Chairman and Chief Executive Officer is not present, the directors present at the meeting shall appoint one of them to be chairman. If no directors are present at the General Meeting, the General Meeting shall appoint its own chairman.

The chairman of the General Meeting may decide at his or her discretion to admit other persons to the meeting. The chairman of the General Meeting shall appoint another person present at the shareholders’ meeting to act as secretary and to record the minutes of the meeting. The chairman of the General Meeting may instruct a civil law notary to draw up a notarial report of the proceedings at our expense, in which case no minutes need to be prepared. The chairman of the General Meeting is authorized to eject any person from the General Meeting if the chairman considers that person disruptive to the orderly proceedings. The General Meeting may be conducted in any language other than the Dutch language, if so determined by the chairman of the General Meeting.

Voting Rights and Quorum

In accordance with Dutch law and the Holdco Articles of Association, each issued and outstanding Holdco Share confers the right on the holder thereof to cast one vote at the General Meeting. The voting rights attached to any Holdco Shares held by Holdco or its direct or indirect subsidiaries are suspended, unless the Holdco Shares were encumbered with a right of usufruct or a pledge in favor of a party other than us or a direct or indirect subsidiary before such Holdco Shares were acquired by Holdco or such a subsidiary, in which case, the other party may be entitled to exercise the voting rights on the Holdco Shares. Holdco may not exercise voting rights for Holdco Shares in respect of which its or a direct or indirect subsidiary has a right of usufruct or a pledge.

Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of the General Meeting) of a shareholder, which proxy holder need not be a shareholder. The holder of a usufruct or pledge on shares shall have the voting rights attached thereto if so provided for when the usufruct or pledge was created.

Under the Holdco Articles of Association, blank votes (votes where no choice has been made), abstentions and invalid votes shall not be counted as votes cast. However, shares in respect of which a blank vote or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting are counted when determining the part of the issued share capital that is present or represented at a General Meeting. The chairman of the General Meeting shall determine the manner of voting and whether voting may take place by acclamation.

Resolutions of the shareholders are adopted at a General Meeting by a majority of votes cast, except where Dutch law or the Holdco Articles of Association provide for a special majority in relation to specified resolutions. The Holdco Articles of Association do provide that resolutions at a General Meeting of shareholders can only be adopted if at least one third of the issued and outstanding shares in Holdco’s capital are present or represented at such General Meeting, subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by the Holdco Articles of Association.

Subject to certain restrictions in the Holdco Articles of Association, the determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. The Holdco Board will keep a record of the resolutions passed at each General Meeting.

Amendment of Articles of Association

At a General Meeting, at the proposal of the Holdco Board, Holdco’s shareholders may resolve to amend the articles of association. A resolution by the General Meeting to amend the articles of association requires a majority of the votes cast. In the absence of a proposal by the Holdco Board, the General Meeting may resolve to amend the Holdco Articles of Association with at least two-thirds of the votes cast.

Merger, Demerger and Dissolution

At the proposal of the Holdco Board, the General Meeting may resolve with a majority of the votes cast (subject to certain exceptions) or with at least two-thirds of the votes cast if there is no proposal thereto by the Holdco Board, to legally merge or demerge Holdco within the meaning of Title 7, Book 2 of the Dutch Civil Code.

Holdco’s shareholders may at a General Meeting, based on a proposal by the Holdco Board, by means of a resolution passed by a majority of the votes cast, or with at least two-thirds of the votes cast if there is no proposal of the Holdco Board thereto, resolve that Holdco will be dissolved. In the event of our dissolution, the liquidation shall be effected by the Holdco Board, unless the General Meeting decides otherwise.

In the event of a dissolution and liquidation, the assets remaining after payment of all of Holdco’s debts (including any liquidation expenses) are to be distributed to the ordinary shareholders in proportion to the aggregate nominal value of their ordinary shares. The liquidation and all distributions referred to in this paragraph will be made in accordance with the relevant provisions of Dutch law.

Squeeze Out

A shareholder who for its own account (or together with its group companies) holds at least 95% of Holdco’s issued share capital may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder who holds such 95% majority. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof Amsterdam) (the “Enterprise Chamber”) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber becomes final and irrevocable, the majority shareholder that instituted the squeeze-out proceedings shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to the majority shareholder. Unless the addresses of all minority shareholders are known to the majority shareholder acquiring the shares, the majority shareholder is required to publish the same in a newspaper with a national circulation.

A shareholder that holds a majority of Holdco’s issued share capital, but less than the 95% required to institute the squeeze-out proceedings described above, may seek to propose and implement one or more restructuring transactions with the objective of obtaining at least 95% of Holdco’s issued share capital so the shareholder may initiate squeeze-out proceedings. Those restructuring transactions could, among other things, include a merger or demerger involving Holdco, a contribution of cash and/or assets against issuance of shares, the issue of new shares to the majority shareholder without preemptive rights for minority shareholders or an asset sale transaction.

Depending on the circumstances, an asset sale of a Dutch public limited liability company (naamloze vennootschap) is sometimes used as a way to squeeze out minority shareholders, for example, after a successful tender offer through which a third party acquires a supermajority, but less than all, of the company’s shares. In such a scenario, the business of the target company is sold to a third party or a special purpose vehicle, followed by the liquidation of the target company. The purchase price is distributed to all shareholders in proportion to their respective shareholding as liquidation proceeds, thus separating the business from the company in which minority shareholders had an interest.

Any sale or transfer of all of Holdco’s assets and Holdco’s dissolution or liquidation is subject to approval by a majority of the votes cast in its General Meeting. The Articles of Association provide that Holdco’s General Meeting may only adopt such resolution upon a proposal of the Holdco Board or with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Holdco Board.

Certain Other Major Transactions

The Holdco Articles of Association and Dutch law provide that resolutions of the Holdco Board concerning a material change in Holdco’s identity, character or business are subject to the approval of the General Meeting. Such changes include:

•	a transfer of all or materially all of its business to a third party;

•	the entry into or termination of a long-lasting alliance of Holdco or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this alliance or termination is of significant importance to Holdco; and

•	the acquisition or disposition of an interest in the capital of a company by Holdco or by its subsidiary with a value of at least one third of the value of Holdco’s assets, according to the balance sheet with explanatory notes or, if Holdco prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in Holdco’s most recently adopted annual accounts.

Dividends and Other Distributions

Holdco may only make distributions to its shareholders if the shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves as required to be maintained by Dutch law or by the Holdco Articles of Association.

Any amount remaining out of distributable profits is added to Holdco’s reserves as the Holdco Board determines. After reservation by the Holdco Board of any distributable profits, the shareholders, upon the proposal of the Holdco Board or with at least two-thirds of the votes cast, may declare a dividend. Holdco’s board is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders. Interim dividends may be declared as provided in the Holdco Articles of Association and may be distributed to the extent that the shareholders’ equity, based on interim financial statements, exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the Holdco Articles of Association. Interim dividends are deemed advances on the final dividend to be declared with respect to the fiscal year in which the interim dividends have been declared. Holdco may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution Holdco is not able to pay its due and collectable debts, then Holdco’s shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to its creditors.

Distributions shall be payable in the currency determined by the Holdco Board at a date determined by it. The Holdco Board will set the record date to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to Holdco (verjaring).

Holdco does not anticipate paying any dividends on Holdco Shares for the foreseeable future.

Warrants

Immediately following completion of the Business Combination, 45,000,000 Holdco Public Warrants, 22,000,000 Holdco Founder Warrants, 1,000,000 Playa Earnout Warrants and 2,000,000 Holdco Earnout Warrants will be outstanding. The Holdco Public Warrants and the Holdco Founder Warrants, which entitle the holder to purchase one-third of one Holdco Share at an exercise price of $11.50 per Holdco Share, will become exercisable thirty days after the completion of the Business Combination. The Holdco Earnout Warrants, which entitle the holder to purchase one Holdco Share at an exercise price of €0.10, will become exercisable in the event that the price per share underlying the warrants on the NASDAQ Capital Market is greater than $13.00 (as adjusted for stock splits and reverse stock splits) for a period of more than 20 days out of 30 consecutive trading days after the closing date of the Business Combination but within five years after the closing date of the Business Combination. The Holdco Public Warrants, Holdco Founder Warrants and Holdco Earnout Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation in accordance with their terms.

Notices

Holdco will give notice of each General Meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in its shareholders’ register.

Ownership and Voting Limits

Holdco’s franchise agreements with Hyatt and articles of association both contain a provision prohibiting (a) a Brand Owner from acquiring our shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of its outstanding shares, and (b) a Restricted Brand Company from acquiring Holdco Shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of our outstanding shares. Upon becoming aware of either share cap being exceeded, Holdco will send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the Shareholder Rights of the shares exceeding the share cap. If such excess shares are not disposed by such time, (i) the Shareholder Rights on all shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) Holdco will be irrevocably authorized under its articles of association to transfer the excess shares to a foundation until sold to an unaffiliated third party. The Holdco franchise agreements provide that, if the shares are not transferred to a foundation or an unaffiliated third party within 30 days following the earlier of the date on which a public filing is made with respect to either share cap being exceeded and the date we become aware of either share cap being exceeded, Hyatt will have the right to terminate all (but not less than all) of its franchise agreements with it by providing the notice specified in the franchise agreement to Holdco and it will be subject to liquidated damage payments to Hyatt. In the event that any Brand Owner or Restricted Brand Company acquires any ownership interest in Holdco, it is required to establish and maintain controls to protect the confidentiality of certain Hyatt information and will provide Hyatt with a detailed description and evidence of such controls. See “Certain Relationships and Related Transactions — Playa Relationships and Related Party Transactions — Hyatt Agreements — Hyatt Resort Agreements.”

Certain Disclosure Obligations of Holdco

As of consummation of the Business Combination, Holdco will be subject to certain disclosure obligations under Dutch and U.S. law and the rules of NASDAQ. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of NASDAQ as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

Financial Reporting under Dutch Law

The Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving, the “FRSA”), applies to Holdco’s financial reporting. Under the FRSA, the AFM supervises the application of financial reporting standards by, among others, companies whose corporate seats are in the Netherlands and whose securities are listed on a regulated market within the EU or on an equivalent third (non-EU) country market. As Holdco has its corporate seat in the Netherlands and the Holdco Shares will be listed on the NASDAQ, the FRSA will be applicable to Holdco.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from Holdco regarding the application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt Holdco’s financial reporting meets such standards and (ii) recommend to Holdco that it makes available further explanations. If Holdco does not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber orders Holdco to (i) provide an explanation on the way it has applied the applicable financial reporting standards to its financial reports or (ii) prepare its financial reports in accordance with the Enterprise Chamber’s instructions.

Periodic Reporting under U.S. Securities Law

Under the Exchange Act, Holdco will be required to publicly file with the SEC an annual report on Form 10-K within 90 days of the end of the fiscal year covered by the report. In addition, Holdco will be required to publicly file with the SEC quarterly reports on Form 10-Q within 45 days of the end of each of the first three fiscal quarters of each fiscal year. Holdco will also be required to publicly file with the SEC current reports on Form 8-K typically within four business days after the occurrence of specified significant events, and under Regulation FD, Holdco will be required to simultaneously or promptly make public disclosure of any material nonpublic information shared with securities market professionals or shareholders who are reasonably likely to trade on the basis of the information.

NASDAQ Rules

For so long as its shares will be listed on NASDAQ, Holdco will be required to meet certain requirements relating to ongoing communication and disclosure to Holdco shareholders, including a requirement to make any annual report filed with the SEC available on or through Holdco’s website and to comply with the “prompt disclosure” requirement of NASDAQ with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on NASDAQ must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/corporate governance, compensation and audit committees and approval of Holdco shareholders of certain transactions.

Certain Insider Trading and Market Manipulation Laws

Dutch and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

In connection with its listing on NASDAQ, Holdco will adopt an insider trading policy. This policy will provide for, among other things, rules on transactions by members of the Holdco Board and Holdco employees in Holdco Shares or in financial instruments the value of which is determined by the value of the shares.

The Netherlands

On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. The MAR does not apply to Holdco or to Holdco Shares as the Holdco Shares are listed on the NASDAQ. As a result, there are no EU rules applicable to Holdco relating to market abuse, such as insider trading, tipping, market manipulation and notification rules for director dealings applicable to us.

Holdco has identified those persons working for it who could have access to inside information on a regular or incidental basis and have informed such persons of the prohibitions on insider trading and market manipulation imposed by U.S. laws, including the sanctions which can be imposed in the event of a violation of those rules.

United States

The United States securities laws generally prohibits any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the Holdco Board, officers and other employees of Holdco may not purchase or sell shares or other securities of Holdco when he or she is in possession of material, non-public information about Holdco (including Holdco’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about Holdco.

Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders of Holdco

As of consummation of the Business Combination, directors, officers, and shareholders of Holdco will be subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under Dutch and U.S. law as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

United States

Holdco shareholders owning more than 10% of the outstanding Holdco Shares will be subject to certain U.S. reporting requirements under the Exchange Act. Among the reporting requirements are disclosure obligations intended to keep investors aware of significant accumulations of shares that may lead to a change of control of an issuer.

Section 16(a) of the Exchange Act will require members of the Holdco Board and executive officers, and persons who beneficially own more than 10% of a registered class of Holdco’s equity securities, to file reports of ownership of, and transactions in, ordinary shares with the SEC. Such directors, executive officers and 10% shareholders will also be required to furnish Holdco with copies of all Section 16 reports they file.

Under Section 16(b) of the Exchange Act, with certain limited exceptions, any profit realized by a member of the Holdco Board, a Holdco executive officer or a greater than 10% beneficial owner in any purchase and subsequent sale, or any sale and subsequent purchase, of ordinary shares within a six-month period will be recoverable by Holdco.

Transfer Agent and Warrant Agent

The transfer agent for Holdco Shares is Continental Stock Transfer & Trust Company. Each person investing in Holdco Shares held through The Depository Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of Holdco Shares.

For as long as any Holdco Shares are listed on the NASDAQ or on any other stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of the ordinary shares reflected in the register administered by Holdco’s transfer agent.

Holdco will list the Holdco Shares in registered form and such Holdco Shares, through the transfer agent, will not be certificated. Holdco has appointed Continental Stock Transfer & Trust Company as its agent in New York to maintain Holdco’s shareholders’ register on behalf of the Holdco Board and to act as transfer agent and registrar for the Holdco Shares. The Holdco Shares will be traded on the NASDAQ in book-entry form.

The warrant agent for the Holdco Public Warrants and Holdco Special Warrants is Continental Stock Transfer & Trust Company.

Rule 144

All Holdco Shares and Holdco Public Warrants received by Pace public shareholders in the Business Combination are expected to be freely tradable, except that Holdco Shares and Holdco Public Warrants received in the Business Combination by persons who become affiliates of Holdco for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Holdco generally include individuals or entities that control, are controlled by or are under common control with, Holdco and may include the directors and executive officers of Holdco as well as its principal shareholders.

All Holdco Shares, Holdco Earnout Warrants and Holdco Special Warrants received by Pace Sponsor and by Playa shareholders will be received in a private offering and will be subject to certain resale restrictions.

Registration Rights

Certain persons who will be holders of the Holdco Shares immediately after the Playa Merger, including HI Holdings Playa, Cabana and Pace Sponsor, will be entitled to registration rights pursuant to the Registration Rights Agreement executed prior to, but effective upon the consummation of the Playa Merger. For additional detail on the Registration Rights Agreement, see “The Transaction Agreement and Related Agreements–Registration Rights Agreement.”

In addition, the Private Placement Investors have certain registration rights under the Investor Subscription Agreements. For additional detail on the Subscription Agreements, see “The Transaction Agreement and Related Agreements–Related Agreements–Subscription Agreements.”

Listing of Holdco Securities

Holdco Shares and Holdco Public Warrants are expected to be listed on NASDAQ under the symbols “PLYA” and “PLYAW,” respectively, upon the closing of the Business Combination.